Exhibit 10.1
Certain immaterial portions of this agreement identified with an [*] have been excluded from the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because public disclosure of such portions would likely cause competitive harm to the registrant.

LEASE AGREEMENT

By and Between

BIG AVCA Owner LLC, a Delaware limited liability company
(Landlord)

and

BLBO Tenant, LLC, an Ohio limited liability company
(Tenant)

i

44. BROKERS	59
45. RIGHT OF FIRST REFUSAL TO PURCHASE	59
46. GUARANTY	61
47. REIT PROTECTION	61
48. LOCAL LAW PROVISIONS	62

ii

LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is entered into as of the 25th day of August, 2023 (the “Effective Date”), by and between BIG AVCA Owner LLC, a Delaware limited liability company (individually and/or collectively, as the context may require, “Landlord”), and BLBO Tenant, LLC, a, Ohio limited liability company (“Tenant”).
RECITALS
A.    AVDC, LLC (“Seller”), an affiliate of Tenant, was the fee simple owner of the Premises immediately prior to the Effective Date.
B.    Landlord purchased the Premises from Seller pursuant to an Agreement for Purchase and Sale of Real Property dated as of June 30, 2023 (as amended by that certain First Amendment to Agreement for Purchase and Sale of Real Property dated as of July 31, 2023, that certain Second Amendment to Agreement for Purchase and Sale of Real Property dated as of August 4, 2023, and that certain Third Amendment to Agreement for Purchase and Sale of Real Property dated as of August 15, 2023, collectively, the “Purchase Agreement”).
C.    In connection with the closing of the transactions contemplated under the Purchase Agreement, Landlord and Tenant are executing this Lease, pursuant to which Landlord shall lease the Premises back to Tenant, on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.BASIC TERMS.
A.“Base Rent”: Base Rent shall be paid in accordance with and in the amounts set forth on Exhibit “A” attached hereto and made a part hereof, subject to increases as set forth herein.
B.“Building”: The building or buildings located on the Property in the approximate square footages set forth on Exhibit “B-1” attached hereto and made a part hereof.
C.“Commencement Date”: The Effective Date.
D.“Expiration Date”: The last day of the calendar month in which the twenty (20) year anniversary of the Commencement Date shall occur, or as otherwise extended pursuant to the terms of Section 37 of this Lease.
E.“Option to Renew”: Two (2) additional periods of five (5) years each and one (1) additional period of four years, under the terms and conditions set forth in Section 37 of this Lease.

F.“Premises”: Collectively, the Building and the Property.
G.“Property”: Collectively, those certain tracts or parcels of land, more particularly described on Exhibit “B-1” attached hereto and made a part hereof.
H.“Term”: A period of twenty (20) years (plus the number of days, if any, to have this Lease expire on the last day of a calendar month), commencing on the Commencement Date and expiring on the Expiration Date, unless extended pursuant to the terms of Section 37 of this Lease.
2.DEFINITIONS AND BASE PROVISIONS.
For purposes of this Lease, the following terms shall have the meanings indicated below:
A.“ADA”: The Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.
B.“Affiliate”: With respect to Landlord or Tenant, shall mean a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person or entity. The term “control” as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, limited liability company, partnership or other entity, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the ownership interests of the entity, with respect to any non-publicly traded company, and more than ten percent (10%) ownership, or effective control, with respect to any publicly traded company.
C.“Alterations”: Defined in Section 13.A hereof.
D.“Anti-Money Laundering Laws”: The BSA and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (commonly referred to as the USA Patriot Act), P.L. 107-56, as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.
E.“Architect”: A duly licensed architect selected by Tenant to complete any applicable Tenant’s Work, who is reasonably acceptable to Landlord.
F.“Base Rent”: Defined in Section 1.A hereof.
G.“BSA”: The Bank Secrecy Act (otherwise known as the Currency and Foreign Transactions Reporting Act), 31 U.S.C. §§ 310 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.
H.“Building”: Defined in Section 1.B hereof.
I.“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
J.“Commencement Date”: Defined in Section 1.C hereof.
K.“Comparable Buildings”: Buildings in the market in which the Building is located that are comparable in size, design, use, age, location, class and quality to such Building.
L.“Control”: With respect to an entity that is a corporation, limited liability company, partnership or other entity, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the ownership interests of the entity, with respect to any non-publicly traded company, and more than twenty five percent (25%) of the voting rights attributable to the ownership interests of the entity, with respect to a publicly traded company.
M.“Default Rate”: The lesser of (i) the Prime Rate plus five and one-half percent (5.5%) per annum, compounding monthly, or (ii) the highest rate allowed by applicable Law.
N.“EBITDA”:  For any Test Period and any Person, the consolidated net income or loss of such Person on a consolidated basis for such period, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses, and (9) unusual or non-recurring gains or items of income or loss.
O.“Effective Date”: Defined in the Preamble hereof.
P.“Encumbrance”: Any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, lease, sublease, attachment, conditional sales agreement, encumbrance, preemptive right, right of first refusal, right of first offer, covenant, condition, restriction, reciprocal easement agreement, declaration or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give or enter into any of the foregoing.
Q.“Environmental Laws”: All Laws, Permits, orders and other legally-binding declarations of any Governmental Authority pertaining to environmental, health or safety matters or Hazardous Materials, including but not limited to the (1) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (2) Hazardous Substances Transportation Act (49 U.S.C. §1802 et seq.), (3) Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, (4) Water Pollution Control Act (33 U.S.C. §1251 et seq.), (5) Safe Drinking Water Act (42 U.S.C. §300f et seq.), (6) Clean Water Act (33 U.S.C. §1321 et seq.), (7) Clean Air Act (42 U.S.C. §7401 et seq.), (8) Solid Waste Disposal Act (42 U.S.C. §6901 et seq.), (9) Toxic Substances Control Act (15 U.S.C. §2601 et seq.), (10) Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001 et seq.), (11) Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. §7401 et seq.), (12) National Environmental Policy Act (42 U.S.C. §4321 et seq.), (13) Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. §9601 et seq.), (14) Occupational Safety and Health Act (29 U.S.C. §651 et seq.), (15) Refuse Act of 1999 (33 U.S.C. § 407 et seq.), (16) Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), (17) Marine Protection, Research and Sanctuaries Act (33 U.S.C. § 1401 et seq.), (18) Noise Control Act (42 U.S.C. §  4902 et seq.), (19) Atomic Energy Act (42 U.S.C. §  2011 et seq.), (20) Nuclear Waste Policy Act of 1982 (42 U.S.C. § 10101 et seq.), and any similar state or local Laws and any and all rules and regulations in effect under such Laws.
R.“Event of Default”: Defined in Section 23 hereof.
S.“Exercise Period”: Defined in Section 45.B hereof.
T.“Expiration Date”: Defined in Section 1.D hereof.
U.“Final Completion”: With respect to any Tenant’s Work (a) the completion of construction of such Tenant’s Work, including all “punch list” items, in accordance with the applicable Plans as certified by the applicable General Contractor, and (b) all permits and licenses required for the legal occupancy of such Tenant’s Work, if any, have been obtained.
V.“Final Completion Date”: The date that Final Completion of the applicable Tenant’s Work occurs.
W.“GAAP”: Generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the Commencement Date).
X.“General Construction Contract”: With respect to any Tenant’s Work, the applicable construction contract by and between the applicable General Contractor and Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
Y.“General Contractor”: With respect to any Tenant’s Work, a contractor selected by Tenant to complete such Tenant’s Work and reasonably acceptable to Landlord.
Z.“Guarantor”: Big Lots, Inc., an Ohio corporation.
AA.“Guaranty”: Defined in Section 46 hereof.
BB.“Hazardous Materials”: (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radiation, mold or other microbial matter, odors, noise, per- and poly-fluoroalkyl substances, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” “regulated substances” or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas, or substance, the exposure to or release of which is or may be prohibited, limited or regulated by any governmental authority, or any chemical, material, gas or substance that does or is reasonably likely to pose a hazard to human health or safety or to the environment.
CC.“Indebtedness”: As to any Person, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases, together with the obligations of such Person under this Lease, which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts and operating liabilities payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all net obligations (after taking into account any legally enforceable netting arrangement) under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, and (g) all guarantees by such Person of any of the foregoing.
DD.“Indemnified Party”: With respect to any indemnification obligation contained in this Lease, the individual or entity so indemnified by the indemnifying party.
EE.“Landlord Indemnified Parties”: Landlord and Landlord Mortgagee, and each of their respective successors and assigns, and their respective members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives.
FF.“Landlord”: Defined in the Preamble hereto.
GG.“Landlord Claim”: Defined in Section 20.A hereof.
HH.“Landlord Mortgage”: Defined in Section 25.B hereof.
II.“Landlord Mortgagee”: Defined in Section 25.B hereof.
JJ.“Landlord Notice Address”:

c/o Blue Owl Real Estate Capital LLC
30 North LaSalle, Suite 4140
Chicago, IL 60602
Attention: Asset Management
Email: RealEstateAM@blueowl.com

With a copy to

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: David A. Rosenberg, P.C. & David P. Stanek
Email: david.rosenberg@kirkland.com & david.stanek@kirkland.com

KK.“Landlord’s Representatives”: Landlord’s agents, attorneys, representatives, members, directors, officers and employees.
LL.“Late Charge”: Defined in Section 5.D hereof.
MM.“Law”: All applicable statutes, ordinances, rules, regulations, codes, orders, requirements, directives, binding written interpretations and binding written policies, common law, rulings, and decrees of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions.
NN.“LC Issuer Requirements”: Defined in Section 21.B hereof.
OO.“Lease”: Defined in the Preamble hereof.
PP.“Letter of Credit”: Defined in Section 21.B hereof.
QQ.“Loss(es)”: Defined in Section 20 hereof.
RR.“Monthly Base Rent Commencement Date”: Defined in Section 5.B hereof.
SS.“Negotiation Period”: Defined in Section 45.C hereof.
TT.“OFAC Laws and Regulations”: All Laws administered by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), interpretive guidance or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business (including persons or entities who have violated the U.S. Foreign Corrupt Practices Act 15 U.S.C. §§78dd-1, 78dd-2 and 78dd-3), as same may be amended from time to time.
UU.“Option to Renew”: Defined in Section 1.E hereof.
VV.“OSREC”: Blue Owl Real Estate Capital LLC, Blue Owl Capital, Inc., any other entity under common control with the foregoing, and/or any direct or indirect owner of Landlord that is a “real estate investment trust” within the meaning of Section 856(a) of the Code.
WW.“Permits”: All permits, licenses, approvals, authorizations, consents, waivers, exemptions, registrations, and certificates obtained from any governmental authority or required by any Law.
XX.“Permitted Encumbrances”: Any and all Encumbrances (i) affecting any portion of the Premises as of the Commencement Date, including, but not limited to, those Encumbrances shown on Landlord’s title policy obtained on the Effective Date, (ii) consisting of any and all leases, subleases, licenses and other occupancy agreements in place with respect to the Premises as of the Effective Date (collectively, the “Existing Leases”), (iii) consisting of current taxes and assessments with respect to the Premises, not yet due or payable, (iv) arising or created by municipal and zoning ordinances and (v) arising after the Commencement Date that are approved in writing by Landlord in its sole and absolute discretion.

YY.“Permitted Guarantor Change of Control”: Defined in Section 21.B hereof.
ZZ.“Person”: Any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
AAA.“Personal Property”: All personal property on the Premises, which shall include, without limitation, all business machinery and equipment, including, but not limited to, specialized equipment unique to the nature of Tenant’s business, business records, furniture, furnishings, communications equipment, office equipment, computer equipment, computer software, computer tapes, computer program tapes, computer program disks, computer program documentation and manuals, computer program codes, customer accounts, customer lists, customer information, inventory and proprietary information which may belong to Tenant or be in the possession of Tenant, which is located or used upon, in or about the Premises during the Term, or any renewal or extension thereof. Any generator and associated equipment located at the Premises, if any, shall constitute a fixture and shall not constitute Personal Property.
BBB.“Plans”: With respect to any Tenant’s Work, the plans and specifications prepared by the Architect and approved by Landlord.
CCC.“Premises”: Defined in Section 1.F hereof.
DDD.“Prime Rate”: The interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate.” The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
EEE.“Prohibited Persons”: Defined in Section 16.B hereof.
FFF.“Property”: Defined in Section 1.G hereof.
GGG.“Purchase Agreement”: Defined in Recital B hereto.
HHH.“Real Estate Taxes”: Defined in Section 7.A hereof.
III.“Release”: Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, presence of,

exposure to or disposing into the environment of any Hazardous Materials, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.
JJJ.“Renewal Amendment”: Defined in Section 37.C hereof.
KKK.“Renewal Notice”: Defined in Section 37.A.1 hereof.
LLL.“Renewal Option”: Defined in Section 37.A hereof.
MMM.“Renewal Term”: Defined in Section 37.A hereof.
NNN.“Rent”: Defined in Section 5.C hereof.
OOO.“Repossessed Premises”: Defined in Section 24.C hereof.
PPP.“Restoration Standards”: Defined in Section 18.A hereof.
QQQ.“Security Deposit”: Defined in Section 21.B hereof.
RRR.“Seller”: Defined in the Recitals hereto.
SSS.“SNDA”: Defined in Section 25.A hereof.
TTT.“Substitute Tenant”: Defined in Section 24.C hereof.
UUU. “Taxes”: Defined in Section 7.D hereof.
VVV.“Tenant”: Defined in the Preamble hereto.
WWW.“Tenant Notice Address”:

Big Lots, Inc.
4900 East Dublin Granville Road
Columbus, OH 43081
Attn: Steve Hutkai
VP of Tax & Treasurer
Email: shutkai@biglots.com

Big Lots, Inc.
4900 East Dublin Granville Road
Columbus, OH 43081
Attn: Ronald A. Robins, Jr. (Rocky)
EVP, Chief Legal Officer, General Counsel & Corporate Secretary
Email: rrobins@biglots.com

Big Lots, Inc.
4900 East Dublin Granville Road

Columbus, OH 43081
Attn: Chris Macke
Director, Real Estate Counsel
Email: cmacke@biglots.com
With a copy to:

Vorys, Sater, Seymour and Pease LLP
50 S. Main Street, Suite 1200
Akron, OH 44224
Attn: Jacinto A. Núñez
Email: janunez@vorys.com

XXX.“Tenant’s Personal Property”: Defined in Section 12 hereof.
YYY.“Tenant’s Representatives”: Tenant’s agents, attorneys, representatives, directors, officers and employees and any mortgagee of Tenant’s interest in this Lease or in the Premises.
ZZZ.“Tenant’s Work”: Defined in Exhibit “C” hereof.
AAAA.“Term”: Defined in Section 1.H hereof.
BBBB.“Test Period”: At any date of determination, the trailing twelve (12) full calendar months for which financial statements have been delivered to Landlord.
CCCC.“Total Indebtedness Leverage Ratio”:  With respect to any Person, at any date of determination, the ratio of (i) total Indebtedness of such Person and its subsidiaries to (ii) EBITDA of such Person.
DDDD.“Transfer”: Defined in Section 21.B hereof.
EEEE.“U.S. Publicly-Traded Entity”: Defined in Section 16.A hereof.
FFFF.“Utility Charges”: Defined in Section 9.A hereof.
3.GRANTING CLAUSE.
A.Landlord, in consideration of the covenants and agreements to be performed by Tenant, and upon the terms and conditions contained in this Lease, does hereby lease, demise, let and deliver to Tenant, and Tenant, in consideration of the covenants and agreements to be performed by Landlord and upon the terms and conditions contained in this Lease, does hereby lease from Landlord, the Premises, to have and to hold for the Term. Tenant acknowledges receipt and delivery of complete and exclusive possession of the Premises, subject to the Permitted Encumbrances. Tenant acknowledges and confirms that for a substantial period prior to and up to and including the execution of this Lease, Seller has been in continuous ownership and possession of the Premises, and, accordingly, Tenant is fully familiar therewith, and Tenant has examined and otherwise has knowledge of the condition of the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for its purposes hereunder. Regardless, however, of any knowledge, examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is,” “where is” and “with all faults” in its present condition. Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Premises as of the Commencement Date, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.

LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL CONDITION OF THE PREMISES, ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.
Without limiting the foregoing, Tenant realizes and acknowledges that factual matters existing as of the Commencement Date now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses that are presently unknown, unanticipated and unsuspected, and Tenant further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Tenant nevertheless hereby intends to release, discharge and acquit Landlord and Landlord Mortgagee, and each of their respective successors and assigns, and their respective members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives, from any and all such unknown losses, damages, liabilities, costs and expenses.
B.Tenant acknowledges that fee simple title (both legal and equitable) to the Premises is vested in Landlord and that Tenant has only the leasehold right of possession and use of the Premises as provided herein.

4.USE.
A.Tenant may use the Premises for the applicable permitted use as set forth on Exhibit “B-2” attached hereto and all ancillary uses associated therewith, in all cases subject to and in compliance with all Laws and Permitted Encumbrances. Tenant shall use the Premises only as provided by and in accordance with all Permitted Encumbrances, subject to Landlord’s reservation of rights herein.  Tenant shall not use or occupy the Premises, or any part thereof, nor permit or allow the Premises or any part thereof to be used or occupied, for (i) any purpose or in any manner which is in violation of any Law or a violation of the provisions set forth in Section 27 or any other provision of this Lease or (ii) in any manner which violates any certificates of occupancy for the Premises or makes void or voidable any insurance then in force with respect thereto as is required pursuant to Section 15 hereof.  Tenant’s occupancy of the Premises will be in compliance with all Laws and insurance requirements, and as otherwise provided in this Lease.  Tenant shall neither suffer nor permit the Premises or any portion thereof to be used, or otherwise act or fail to act, in such a manner as (I) might impair Landlord’s title thereto or to any portion thereof, (II) may make possible a claim of adverse use or possession or an implied dedication of the Premises or any portion of the Premises, or (III) may subject the Premises or this Lease to any Encumbrances, other than Permitted Encumbrances. Notwithstanding anything herein to the contrary, Tenant shall not (a) permit any unlawful or immoral practice to be carried on or committed in the Premises; (b) make any use of or allow the Premises to be used for any purpose that might invalidate or increase the rate of insurance thereof; (c) deface or injure the Premises; (d) overload the floors, walls or ceilings of the Premises; (e) sell or consume, or allow the sale or consumption of, alcoholic beverages in the Premises; (f) commit or suffer any material waste in or about the Premises; (g) use the Premises in any manner that may diminish the value of the Premises in any material respect; or (h) use the Premises for any of the following purposes without the Landlord’s prior consent (in its sole and absolute discretion): (i) bar, nightclub, adult bookstore or video shop or other adult entertainment establishment; (ii) incineration or reduction of garbage or any garbage dumps on the Premises; (iii) mortuary; (iv) fire sale, bankruptcy sale or auction house operation; (v) gas station; (vi) laundry or dry cleaning plant or laundromat; (vii) automobile, truck, trailer or RV repairs on-site (except for periodic repairs of yard equipment and trailers at the Premises used in connection with Tenant’s operations at the Premises, which Tenant shall have the right to perform, provided such repairs are performed in compliance with Laws and the provisions of this Lease); (viii) “flea market,” secondhand, surplus or other “off-price” or deep discount store (provided this language shall not be construed to limit Tenant’s use of a portion of the Premises for a Big Lots retail store); (ix) massage parlor; (x) carnival; or (xi) gambling or off-track betting operation.

B.At all times during the first eight (8) years of the Term, (i) Tenant shall occupy the Premises and (ii) except during periods when the Premises may be untenantable by reason of fire or other casualty or condemnation (provided, however, during all such periods while the Premises are untenantable, Tenant shall strictly comply with the terms and conditions of Section 18 and Section 19 of this Lease), Tenant shall operate its business on the Premises in the ordinary course.
C.Tenant will not enter into any agreements or consent to any transaction or instruments that will create an Encumbrance on the Premises without Landlord’s prior written consent, which may be granted or withheld in its sole discretion. Tenant shall be responsible for complying with the terms and conditions of, and paying the costs and expenses under, all Encumbrances on the Premises (other than Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage). Tenant shall not, without Landlord’s prior written consent (in Landlord’s sole discretion), apply for or otherwise seek or obtain any zoning changes or variances with respect to the Property. If Landlord desires to seek or obtain any zoning changes or variances with respect to the Property, Tenant shall cooperate in all respects therewith, at Landlord’s request, provided that such zoning change or variance will not prohibit, restrict or otherwise limit Tenant’s use of the Property for its then-current use. Tenant shall use commercially reasonable efforts, at Landlord’s request, to endeavor to secure any estoppels related to an Encumbrance.
D.Tenant shall have the right to access and use the Premises twenty-four (24) hours per day, seven (7) days per week.
E.To the extent that there are any leases, subleases, licenses, occupancy agreements, or similar agreements affecting the Premises as of the date hereof, such agreements shall be treated as if they were subleases, sublicenses, or similar agreements; Tenant shall remain the landlord, licensor, or similar party under such agreements; Tenant shall timely perform all obligations under such agreements; and Tenant shall protect, indemnify, defend and hold harmless all Landlord Indemnified Parties from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against or suffered or incurred by any Indemnified Party directly or indirectly which arise out of, are occasioned by, or are in any way attributable to or related to such agreements.
5.RENT.
A.On the Commencement Date, in connection with Landlord’s acquisition of the Premises pursuant to the Purchase Agreement, Tenant shall pay to Landlord (1) the sum set forth in the “Commencement Date Payment”

column on Exhibit “B-2” attached hereto, which is an amount equal to the Base Rent for the first (1st) three full months of the Term, and (2) prorated base rent for the month of August 2023 (based on the number of days remaining in August 2023 after and including the Commencement Date, divided by the total number days in August 2023, and the base rent amount attributable to such month). From and after September 1, 2023, Base Rent shall be due quarterly, in advance of each subsequent three-month period of the Term, on the first calendar day of each subsequent three-month period of the Term (i.e., on or before the date that is three (3) months after September 1, 2023 (such payment being attributable to the months of December 2023, January 2024, and February 2024), on or before the date that is six (6) months after September 1, 2023 (such payment being attributable to the months of March 2024, April 2024, and May 2024), etc.), in an amount equal to the Base Rent that would be due for such three-month period pursuant to the terms of this Lease (including increases thereof), until the date that is September 1, 2026.
B.From and after September 1, 2026 (the “Monthly Base Rent Commencement Date”), Tenant shall commence to pay Base Rent to Landlord in the manner provided in Section 5.C in equal consecutive monthly installments in advance on or before the first (1st) day of each calendar month commencing as of such date and continuing through the Term. If the Monthly Base Rent Commencement Date is a day other than the first day of a calendar month, or if the Term ends on a day other than the last day of a calendar month, the Base Rent for such month shall be prorated by multiplying such Base Rent by a fraction, the numerator of which is the number of days of the Term within such calendar month and the denominator of which is the total number of days within such calendar month. Tenant shall pay its first monthly installment of Base Rent, which may be prorated pursuant to this Section 5.B, on or before the Monthly Base Rent Commencement Date.
C.For purposes of this Lease, the Base Rent, the Real Estate Taxes, the Utility Charges and any and all other amounts, sums, charges, liabilities and obligations which Tenant assumes or agrees to pay or may become liable for under this Lease at any time and from time to time are sometimes collectively referred to as “Rent”; and, in the event of any failure on the part of Tenant to pay any portion of the Rent, every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including, without limitation, all amounts for which Tenant is or may become liable to indemnify Landlord and the Landlord Indemnified Parties under this Lease (including reasonable attorneys’ fees and court costs) shall be deemed to be Rent. All Rent is payable in lawful money of the United States of America and legal tender for the payment of public and private debts without notice, demand, abatement, deduction, or setoff under any circumstances, in accordance with the wire or ACH information as Landlord designates to Tenant in writing from time to time.

D.Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which are presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent due to Landlord is not paid on the date it is due for any reason, Tenant shall pay Landlord upon demand a late charge equal to the lesser of (i) five and one-half percent (5.5%) of the delinquent installment of Rent and (ii) the highest amount allowed by applicable Law (each a “Late Charge”). The parties agree that this Late Charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of late payment by Tenant. The parties further agree that such Late Charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, any amount of delinquent Rent (including the amount of any Late Charge) due to Landlord shall accrue interest at the Default Rate from the date on which such Rent was due up to the date that such Rent is paid. The payment of such Late Charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord. Without limitation of the foregoing, Tenant shall be responsible for payment of all interest, late charges, and other costs and fees imposed by third parties with respect to late payments of Utilities or other third party charges that are the responsibility of Tenant hereunder.
E.For any non-scheduled payment of Rent hereunder that is payable by Tenant on demand by Landlord, such shall be due ten (10) days following written demand therefor by Landlord, without abatement, deduction, or setoff under any circumstances.
6.TRUE LEASE; NET LEASE.
A.Landlord and Tenant covenant and agree that, except to the extent otherwise required by applicable Law:  (i) each will treat this Lease in accordance with U.S. generally accepted accounting principles, consistently applied, and as a true lease for state law reporting purposes and for federal, state and local income tax purposes; and (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 6.A; provided, however, that nothing in this Agreement shall prevent a party from settling or offsetting any proposed deficiency or adjustment by any governmental authority challenging such intended income tax treatment, and no party will be required to litigate any proposed adjustment by any governmental authority challenging such intended income tax treatment.  In the event that the income tax treatment described in this Section 6.A is disputed by any governmental authority, the party receiving the notice of the contest shall provide the other party with prompt written notice thereof (which, in any event, shall be within 30 days of receiving notice of such contest from the governmental authority).
B.It is the intent of Landlord and Tenant that this Lease establish a “true lease” and an “operating lease” of all parcels constituting the Premises for all purposes under the United States Bankruptcy Code, applicable state law, and for federal, state and local income tax purposes. The Rent for the Term is intended to be “fixed rent” within the meaning of Treasury Regulation Section 1.467-1(h)(3) for each annual period. This Lease is intended to be a “true lease” and does not represent a financing statement, financing lease, financing agreement, device or arrangement, security interest, security agreement, capital lease, mortgage, equitable mortgage, deed of trust, deed to secure debt, trust agreement, or other financing or trust arrangement or any other non-lease transaction, and the economic realities of this Lease are those of a true lease. Each of the parties (1) waives any claim or defense based upon the characterization of the Lease as anything other than a “true lease,” (2) stipulates and agrees not to challenge, and is estopped from challenging, the validity, enforceability or characterization of the lease of the Premises under the Lease as a “true lease,” (3) stipulates and agrees, and is estopped from challenging, that nothing contained in the Lease creates or is intended to create a joint venture, partnership (de facto or de jure), equitable mortgage, trust, financing device or arrangement, security interest or the like, (4) stipulates and agrees, and is estopped from challenging, that none of the agreements contained herein is intended, or shall be deemed or construed, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant, and (5) shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a “true lease” and does not create a joint venture, partnership (de facto or de jure), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs. Landlord does not intend to convey any fee interest in any of the Premises to Tenant. Tenant does not intend to obtain an interest in the Premises other than a leasehold interest pursuant to the Lease. The Lease may not be construed in any manner to create any relationship between the parties other than a landlord-tenant relationship.
C.Landlord and Tenant acknowledge and agree that (i) this Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent, Real Estate Taxes and all other Rent throughout the Term with respect to the entire Premises, all as more fully set forth in Section 5. All of the costs, expenses, including Landlord’s expenses, responsibilities and obligations of every kind and nature whatsoever foreseen and unforeseen relating to the condition, use, operation, management, maintenance, repair, restoration and replacement of the Premises and all improvements and appurtenances related thereto or any part thereof shall be performed and paid by Tenant, and Landlord shall have no responsibility or liability therefor. Landlord’s expenses include the reimbursement of Landlord’s property and casualty insurance premiums on the Building. The covenants to pay Base Rent, Real Estate Taxes and all other Rent hereunder are independent covenants, and Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature, for force majeure or for any other reason whatsoever. For the avoidance of doubt, Tenant shall not have, and hereby expressly and absolutely waives, relinquishes, and covenants not to assert, accept or take advantage of, any right to deposit or pay with or into any court or other third-party escrow, depository account or tenant account with respect to any disputed Rent, or any Rent pending resolution of any other dispute or controversy with Landlord. Tenant hereby expressly waives any and all defenses it may have at law or in equity to payment of Rent, including, without limitation, based on any theories of frustration of purpose, impossibility, or otherwise.
D.Intentionally Omitted.
E.In furtherance of the foregoing, Landlord and Tenant intend that:
1.Landlord and Tenant acknowledge and agree that the Term with respect to the Premises, including any term extensions provided for in this Lease, is less than the remaining economic life of the Premises.
2.Intentionally Omitted.
3.The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 6 are a material inducement to each of Landlord and Tenant in entering into this Lease.
7.REAL ESTATE TAXES.
A.During the Term, Tenant shall promptly pay, or cause to be paid, on a cash basis when due to the applicable taxing authority one hundred percent (100%) of all taxes, other than those specifically excluded in Section 7.F, including ad valorem, sales, use, rent, commercial activity, and similar taxes imposed upon the Rent or other payments due under this Lease, including tax increases and re-assessments; payments in lieu of taxes pursuant to any statutory service agreement, payment-in-lieu-of-taxes agreement or the like; transfer taxes; assessments, including assessments for supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, and including assessments under Encumbrances; water, sewer and other utility levies and charges; excise tax levies imposed upon the Rent or other payments due under this Lease; fees, including license, permit, inspection, authorization and similar fees; and, all other governmental and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character and any kind and nature whatsoever in respect of the Premises (including, without limitation, any Building and/or the Property) and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) the Premises or any part thereof or any appurtenance thereto, (ii) any Rent reserved or payable hereunder or any other sums payable by Tenant hereunder, (iii) this Lease or the leasehold estate hereby created or the operation, possession, occupancy or use of the Premises or any part thereof, (iv) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the Property or the leasing or use of the Premises or the Property or any part thereof, or (v) any document to which Tenant is a party creating or transferring an interest or estate in the Premises, together with any interest or penalties thereon (all of which are hereinafter called “Real Estate Taxes”). Tenant shall make such payments directly to the taxing authorities and shall promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such direct payments. Tenant’s obligation to pay Real Estate Taxes due and payable during under this Lease during the Term shall be absolutely fixed upon the date such Real Estate Taxes become a lien upon the Premises or any part thereof, subject to Section 7.C. Tenant shall also be responsible for all Real Estate Taxes which, on the Commencement Date, are a lien upon the Premises or any part thereof.
B.If Landlord receives a bill for Real Estate Taxes, Landlord shall provide the bill for each installment of Real Estate Taxes to Tenant promptly upon Landlord’s receipt of such bill. Tenant shall pay the Real Estate Taxes set forth on such bill prior to when due. Tenant shall provide Landlord with reasonable evidence that such Real Estate Taxes have been paid. If Tenant shall default in the payment of any Real Estate Taxes, Landlord shall have the right (but not the obligation) to pay the same together with any penalties and interest, in which event the amount so paid by Landlord shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate. Tenant may pay any Real Estate Taxes in installments, if payment may be so made without penalty, fine, premium or interest, except that on the termination of this Lease any Real Estate Taxes which Tenant has elected to pay in installments shall be apportioned between Landlord and Tenant based on the time remaining in the Term. All Real Estate Taxes for the tax year in which this Lease shall terminate shall be apportioned between Landlord and Tenant on a cash basis.

C.Tenant shall have the right of protesting, contesting, objecting to or opposing, formally or informally, at Tenant’s sole cost and expense, by appropriate administrative and legal proceedings conducted in good faith and with due diligence, the legality or amount of any such Real Estate Taxes, assessments or assessed valuations in its own or in Landlord’s name as the case may be, and upon Tenant’s written request, Landlord will, at no cost or expense to Landlord, reasonably cooperate with Tenant; provided, however, that (i) in the case of any unpaid Real Estate Taxes, lien, attachment, levy, encumbrance, charge or claim pursuant to any Law, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Premises, which suspension may be caused by the payment by Tenant of a bond or some other form of security for payment; (ii) neither the Premises, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings solely based on the outcome of the proceeding and not if Tenant has the right to make a curative payment following the outcome of the proceeding to avoid any of the foregoing consequences; (iii) in the case of any requirement of Law, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) the insurance coverage required by Section 15 shall be maintained; (v) Tenant shall keep Landlord reasonably informed as to the status of and with copies of all documents in the proceedings, upon request by Landlord; and (vi) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable requirement of law. Landlord shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, provided Tenant shall reimburse Landlord for its actual out-of-pocket costs associated with such execution, and, if reasonably requested by Tenant, Landlord shall join as a party therein (and at no cost or expense to Landlord). The provisions of this Section 7.C shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder other than Real Estate Taxes. Without limiting any other provision of this Lease, Tenant shall indemnify, defend, protect and save harmless Landlord and all Landlord Indemnified Parties and the Premises from and against any and all liability, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, including those incurred in the enforcement of this indemnity) that may be imposed upon Landlord or the Premises (or any portion thereof) in connection with any such contest and any loss resulting therefrom. Any refund due from any taxing authority in respect of any Real Estate Taxes paid by or on behalf of Tenant shall be paid over to or retained by Tenant.
D.Tenant will indemnify Landlord and/or any Landlord Indemnified Parties, on an after-tax basis, against any fees or taxes, including, but not limited to,

Real Estate Taxes and any fees or taxes directly attributable to the Premises on a site level basis (“Taxes”), imposed by the United States or any taxing jurisdiction or authority of or in the United States or any state in connection with this Lease, Landlord’s ownership of the Premises and/or Tenant’s use of the Premises, including, without limitation, reimbursing Landlord for any such Taxes that are paid directly by Landlord.
E.Landlord and Tenant shall, upon request of the other, promptly provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required tax returns and reports required by a governmental authority.
F.Notwithstanding anything to the contrary in Section 7.A through 7.C hereof, in no event will Tenant be required to pay any taxes of Landlord that are (i) imposed on or measured by net income, net profits, net worth or capital stock (however denominated, including any minimum tax), (ii) franchise taxes, (iii) branch profits taxes, (iv) gross receipts taxes (other than excise taxes on rental income), or (v) transfer taxes or any taxes imposed with respect to the sale, exchange or other disposition by Landlord, in whole or in part, of the Premises or the Property or Landlord’s interest in this Lease (other than transfer or recordation taxes imposed in connection with the transfer of the Premises or the Property to Landlord, or the leaseback of the Premises or the Property from Landlord to Tenant, or the termination of this Lease pursuant to the express provisions of the Purchase Agreement and the Lease); provided, however that taxes in the nature of rental or property taxes shall not be excluded. In the event that Tenant is required by Law to withhold any amount payable to Landlord under this Lease in respect of a tax excluded under this Section 7.F, the amount so withheld shall be treated for all purposes of this Lease as having been paid to Landlord.
8.PERSONAL PROPERTY TAXES.
Tenant shall be liable for and shall promptly pay when due all personal property taxes related to Personal Property and Tenant’s Personal Property placed in the Premises. Tenant may, without Landlord’s consent, before delinquency occurs, contest any such taxes related to the Personal Property.
9.OPERATING EXPENSES.
A.Utilities. During the Term, Tenant agrees to pay all fees, costs, expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, landscaping, telephone, internet, trash removal, security, and other utilities and services consumed, rendered or used on or about the Premises (or any portion thereof) and such utility franchises as may be appurtenant to the use of the Premises (or any portion thereof) (collectively, “Utility Charges”). Landlord acknowledges and agrees that Tenant may enter into contracts for any of the foregoing services or the like without Landlord’s prior consent during the Term; provided, that any such contract shall be terminable by Tenant (or Landlord following termination of this Lease in accordance with its terms) at or prior to the expiration or sooner termination of the Lease or upon no more than thirty (30) days’ prior notice to the third-party servicer. Any resulting termination premium, fee or penalty shall be the sole responsibility of Tenant.
B.Third Party Management. Tenant shall have the right to manage and operate the Premises (or any portion thereof) utilizing third parties for the management and operation thereof, without obtaining Landlord’s prior written consent of such third party. Notwithstanding the appointment of any third party manager, Tenant shall remain fully responsible for the Premises in accordance with the terms hereof.
C.Landlord’s Insurance. Tenant agrees to reimburse Landlord for all property and casualty insurance premiums maintained by Landlord on the Building as required by this Lease and/or by Landlord’s mortgagees; provided, however, that the insurance limits maintained by Landlord shall not be higher than the amounts required of Tenant under this Lease unless higher limits that are commercially reasonable for like-kind properties in the areas in which the Premises are located are required by Landlord’s mortgagee. If Landlord’s mortgagee requires lower property deductibles that are commercially reasonable for like-kind properties in the areas in which the Premises are located than those required under this Lease, then, notwithstanding the other provisions of this Lease, it shall be Tenant’s obligation to maintain the maximum property deductible as required by Landlord’s mortgagee.
10.TENANT’S REPAIR AND MAINTENANCE RESPONSIBILITIES.
A.Throughout the Term, Tenant, at its sole cost and expense, will keep the Premises in a substantially similar condition as existed on the Commencement Date (reasonable wear and tear, damage from fire or other casualty excepted), whether or not the need for such repairs occurs as a result of Tenant’s use, the elements, or the age of the Building, the Property or Tenant’s Personal Property, or otherwise, and will commit or allow no physical waste with respect thereto, and with reasonable promptness, will make all necessary and appropriate repairs and replacements thereto of every kind and nature, including without limitation those necessary to ensure continuing compliance with all Laws and insurance requirements, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen. Tenant’s maintenance, repair and replacement obligations shall extend to and include, without limitation, all systems serving the Premises and, subject to any Permitted Encumbrances, any parking areas and landscaping on the Property. The necessity for and adequacy of repairs to any Building or other improvements forming a part of the Premises shall be measured by the standard which is appropriate for and equivalent in quality to such Building’s Comparable Buildings. Tenant’s obligations under this Section 10 shall, without limitation, include the maintenance, repair and replacement (a) at all times, of any and all building systems, machinery and equipment which exclusively serve the Premises, and (b) of the bearing walls, floors, foundations, roofs and all structural elements of the Premises. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (i) create (or permit to continue) any dangerous condition, or (ii) create (or permit to continue) any condition which might reasonably be expected to involve any loss, damage or injury to any person or property. All repairs and replacements shall be in quality and class at least equal to the original work and shall be made promptly as and when necessary. Repairs and replacements called for as a result of fire and/or other casualty and condemnation shall be made pursuant to the provisions of Sections 18 and 19 hereof, respectively. In connection with the foregoing, Tenant’s obligations shall include without limitation with respect to the Premises, to the extent applicable:
1.Maintaining, repairing, and replacing, as necessary, the roof of the Building on the Premises;
2.Maintaining and repairing the bearing walls, floors, foundations, and all structural elements of the Building on the Premises;
3.Maintaining (including periodic window washing and periodic painting) and repairing the facade and exterior walls of the Building on the Premises;
4.Repairing and replacing, as necessary, the doors (including, without limitation, any overhead doors) and windows of the Building on the Premises, and the mechanisms therefor;
5.Causing the regular removal of garbage and refuse from the Premises;
6.Causing the regular spraying for and control of insect, rodent, animal and pest infestation, and maintaining in good working order and condition all doors (both swinging and roll-up doors), including, without limitation, all weather seals;
7.Servicing, maintaining, repairing and replacing all systems and equipment serving the Premises, including, without limitation, heating, ventilation, and air-conditioning equipment, and generators;
8.Regular sweeping, cleaning and removal of trash, debris, other materials and stains from the Premises and from the immediately adjacent sidewalks, service drives and loading or delivery areas, if any, of the Premises, as necessary to keep the same clean and in good order and condition;
9.Regular sweeping, cleaning and washing of the interior of the Building, including, without limitation, floors, windows and fixtures, and periodic washing and painting of interior walls;
10.Repairing broken, damaged or leaking walls, bathrooms, ceilings, or fixtures and equipment in the interior of the Building, including, without limitation, plate glass windows, windows, floors and lighting fixtures;
11.Irrigating and performing all gardening and landscaping of all lawns, trees, shrubs and plantings comprising part of the Premises; and
12.Tenant shall maintain a contract on at least an annual basis for regular servicing and maintenance (at least once annually) of the heating, ventilating, air conditioning and vertical transportation systems serving the Building, unless Landlord shall otherwise direct. Upon written request of Landlord, Tenant shall submit to Landlord a copy of such fully paid contract and any extensions, renewals or replacements thereof. At a minimum, each maintenance contract for any such equipment shall include a provision that such contractor shall be required to coordinate any activities performed on the roof of the Building by a roofing contractor, so as to not void any roof or related warranties.
B.Landlord shall not be required to furnish any services or facilities or make any repairs or alterations in or to the Premises, and Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Premises; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Premises (including any parking or common areas which comprise part of the Premises or the Property) in any way. Tenant hereby expressly and unconditionally waives, to the fullest extent now or hereafter permitted by Law, the right to make repairs or perform any maintenance at the expense of Landlord which right may be provided for in any Law in effect at the time of the execution and delivery of this Lease or which may hereafter be enacted. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. However, on default of Tenant beyond the expiration of any applicable notice and cure periods in making such repairs or replacements, Landlord may, but shall not be required to, make such repairs and replacements for Tenant’s account and the expense thereof shall be paid by Tenant to Landlord upon demand with interest at the Default Rate.
C.Except as expressly set forth herein, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition or maintenance of or to the Premises or any part thereof or any improvements thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof.
11.COMPLIANCE WITH LAWS.
Tenant shall, at its sole cost and expense, use and maintain the Premises in compliance with all Laws, and Tenant shall, at its sole cost and expense, comply with all Laws applicable to or having jurisdiction over the use, occupancy, operation, and maintenance of the Premises, including without limitation, all Environmental Laws, the ADA and other access laws and those which require the making of any structural, unforeseen or extraordinary changes and including those which involve a change of policy on the part of the governmental body enacting the same. Tenant shall, at its sole cost and expense, comply with all Encumbrances affecting the Premises or any portion thereof (other than Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage). Tenant, at its sole expense, shall comply with the requirements of policies of special form insurance coverage at any time in force with respect to the Premises as required pursuant to Section 15 hereof and with the provisions of all contracts, agreements and restrictions affecting the Premises or any part thereof in effect as of the date hereof or the ownership, occupancy or use thereof. Without diminishing the obligations of Tenant, if Tenant shall at any time fail to comply as promptly as reasonably practicable with any Law applicable to the Premises, or the use and occupation thereof, Landlord may cause the Premises to so comply and the reasonable costs and expenses of Landlord in such compliance shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate.
12.SURRENDER OF PREMISES.
Upon the expiration of this Lease pursuant to its terms (or, in the event of a termination of this Lease on a date other than the scheduled Expiration Date of this Lease, as promptly as commercially practicable thereafter (but in any event within ten (10) days thereafter, during which 10-day period Tenant shall be liable for the holdover rent pursuant to Section 29 hereof)), Tenant shall surrender to Landlord the Premises, including all Alterations constructed by Tenant therein that Landlord has not requested that Tenant remove in accordance with Section 13 below, with all fixtures appurtenant thereto (but not including furnishings, trade fixtures, furniture, computers, telephone systems, machinery, equipment and other Personal Property installed or placed on the Premises by Tenant (collectively, “Tenant’s Personal Property”)), free and clear of any occupants or tenancies (including subtenancies) (other than subtenants under subleases as in effect on the date hereof) and in compliance with Laws (including, without limitation, Environmental Laws) and in as good (or better) condition and repair as existed as of the Commencement Date, reasonable wear and tear and damage from fire or other casualty excepted, and any new buildings, alterations, improvements, replacements or additions constructed by Tenant and remaining at the Premises, in the same or better condition as when completed, reasonable wear and tear and damage from fire or other casualty excepted. Any of Tenant’s Personal Property installed or placed on the Premises by Tenant or any subtenant or assignee of Tenant, if not removed within ten (10) days after termination or expiration of this Lease shall be deemed abandoned and become the property of Landlord without any payment or offset therefor if Landlord so elects. If Landlord shall not so elect, Landlord may remove such property from the Premises and have it stored at Tenant’s risk and expense. Tenant shall repair and restore and save Landlord harmless from all damage to the Premises caused by such removal by Landlord.
13.ALTERATIONS.
A.Tenant shall not make any alterations, additions or improvements to the Premises or any portion thereof (“Alterations”) without first obtaining the prior written consent of Landlord, provided, however, that so long as no Event of Default has occurred, Landlord’s prior written consent shall not be required, but prior written notice shall be delivered to Landlord accompanied with full and complete drawings and Plans prepared by a licensed Architect or engineer, if applicable, for any Alterations to the Premises that are: (i) installations of Tenant’s Personal Property, (ii) installations of HVAC systems and equipment, or (iii) other Alterations that satisfy all of the following conditions: (a) such Alterations will not change the use of the Premises (i.e., Alterations that will not change the Premises from being used for the use in effect on the Effective Date and ancillary uses), and (b) such Alterations will not (x) materially affect the structural elements or roof of the Building, including the structural exterior, unless such Alterations are reasonable “like-kind” replacements of previous improvements or installations, (y) materially and adversely affect the proper functioning of the Building’s systems, or (z) materially and adversely affect the value of the Building.  In seeking approval from Landlord of any Alterations, if required, Tenant shall provide Landlord with (1) full and complete drawings and Plans for the proposed Alterations prepared by a licensed Architect or engineer; and (2) notice of whether the Alteration will involve or affect Hazardous Materials. Tenant shall not have the right to seek any zoning changes or variances in connection with any Alterations without Landlord’s approval. Tenant shall reimburse Landlord upon demand for any reasonable out-of-pocket costs, including, without limitation, attorney’s fees and engineering advisor’s fees, related to Landlord’s review of any Alterations request by Tenant.
B.All Alterations shall be constructed by Tenant, without expense to Landlord, in a good, first-class, professional and workmanlike manner so as not to void or make voidable any roof or other warranties, employing materials of first-class quality free of material defects, and in compliance with all Law, all applicable Encumbrances and all regulations and orders, rules and regulations of the Board of Fire Insurance Underwriters or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease.
C.Prior to the commencement of any Alteration, any party, including Tenant, performing work shall deliver to Landlord certificates evidencing the existence of: (i) statutory worker’s compensation insurance and $1,000,000 employers liability limits covering all employees of the party, and all worker’s compensation policies will include a waiver of subrogation in favor of Landlord; (ii) commercial general liability insurance, including completed operations coverage, naming Landlord and its designees as Additional Insureds with minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate; (iii) for any party other than Tenant, minimum umbrella limits of $5,000,000 each occurrence and general aggregate, naming Landlord and its designees as Additional Insureds; and (iv) regardless of the party performing the Alterations, Tenant shall maintain all risk property coverage, either under its own property policy or a separate builder’s risk policy for the full replacement value of the Alterations and existing Building. All parties with an insurable interest, including Landlord and its lenders, must be insureds under this property or builder’s risk coverage during the duration of the Alterations.
D.Promptly upon the completion of construction of any Alteration that is permanently affixed to the Premises and alters the existing footprint or elevation of a Building, Tenant shall deliver to Landlord one complete set of “as built” drawings thereof (and if the Alterations involve any change to the footprint of the applicable Building or the erection of a new building, an ALTA survey for the Premises certified to Landlord and any Landlord Mortgagee), proof of payment for all labor and materials, and if and to the extent commercially obtainable, copies of guarantees, if any, from all major contractors (including, without limitation, the General Contractor) in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship, and requiring the correction of the same upon demand of Landlord and Tenant at the expense of such contractor.
E.All Alterations, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Tenant (other than Tenant’s Personal Property installed or placed on the Premises by or on behalf of Tenant) shall be Landlord’s property, and will remain with the Premises without compensation to Tenant. Notwithstanding the foregoing, in the case of any Alteration requiring Landlord’s prior written approval, Landlord may condition such approval on Tenant’s agreement to remove all or a portion of such Alteration at the end of the Term. Landlord shall provide Tenant with notice, prior to the Expiration Date, of Tenant’s obligation to remove any Alteration approved by Landlord at the end of the Term. If Landlord does not notify Tenant that Tenant is obligated to remove such Alteration, such Alteration may be removed at Tenant’s option. Upon the expiration or sooner termination of this Lease, all Alterations on the Premises required by Landlord to be removed as aforesaid, or any part or parts thereof so designated by Landlord, shall be removed from the Premises by Tenant and the Premises restored to the same or better condition than existed immediately prior to the construction of the Alteration, reasonable wear and tear, and damage from fire or other casualty excepted.
14.ENTRY BY LANDLORD.
Landlord or Landlord’s Representatives shall have the right to enter, from time to time, the Premises or any portion thereof with reasonable advance notice during normal business hours (or at such other times as approved by Tenant in advance, which approval shall not be unreasonably withheld or delayed, or as may be reasonably necessary in emergency situations) to (i) inspect the Premises, (ii) exercise its rights and/or obligations under this Lease, or (iii) show the Premises to prospective purchasers, lenders or prospective tenants; and Tenant shall not be entitled to any abatement or reduction of Base Rent by reason thereof, nor shall such entry or action by Landlord constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing. No such entry shall be deemed an eviction of Tenant. At any time during which Landlord or Landlord’s Representatives are on the Premises, they shall use commercially reasonable efforts to not unreasonably interrupt or interfere with Tenant’s use of the Premises and shall not cause any damage or injury to persons or property on the Premises.
15.TENANT’S INSURANCE OBLIGATIONS.
A.During the Term, Tenant shall provide and maintain property insurance on the Building and other improvements on the Property on an all-risk basis against physical loss or damage by fire and all other risks and perils, including, without limitation, flood, earthquake, windstorm and terrorism, in amounts no less than the full replacement cost, excluding excavations, footings and foundations, and with a deductible no greater than One Million and No/100 Dollars ($1,000,000.00), which deductible may be adjusted from time to time to reflect commercially reasonable, marketplace increases in the deductibles (subject to Landlord’s prior consent, which shall not be unreasonably withheld, conditioned, or delayed). Tenant’s property insurance shall also include coverage for the perils of flood, earthquake, windstorm, including named windstorm, tornado, hail, and terrorism in amounts of the full insurable value, unless commercially unavailable.  The coverage for the perils of flood, earthquake, windstorm, including named windstorm, tornado and hail may have deductibles not to exceed five percent (5%) of the total insurable value of the property per occurrence. Such insurance shall be on terms (i) that have an agreed amount endorsement or with no co-insurance provisions; and (ii) with no exclusions for vandalism, malicious mischief or sprinkler leakage. Boiler and Machinery Coverage shall be procured either by endorsement to the property policy or under a separate placement in an amount no less than 100% of the replacement cost or as otherwise approved in writing by Landlord. The property insurance required hereunder shall, subject to applicable sublimits, (a) cover loss sustained when access to all or a portion of a Building is prevented due to an insured peril at a location in the vicinity of the Premises; (b) cover loss sustained due to the action of a public authority preventing access to a Building provided such order is the direct result of physical damage of the type insured against at such Building or within 1,000 feet of it; (c) insure loss caused by damage or mechanical breakdown; (d) provide an ordinance or law extension; (e) cover loss sustained due to the accidental interruption or failure of supplies of electricity, gas, water or telecommunication up to the terminal point of the utility supplier with the Premises; (f) name Landlord as an Additional Insured and Loss Payee, its lender(s) and other designees as the Mortgagees and contain a loss payee endorsement; and (g) contain an endorsement providing coverage for cleanup of sudden and accidental pollution releases, with a sub-limit of at least One Hundred Thousand and No/100 Dollars ($100,000.00). In addition to the foregoing coverages on the Building and other improvements upon the Property, Tenant shall maintain property insurance covering Tenant’s machinery, equipment, furniture, fixtures, and all other Tenant’s Personal Property at a limit of liability determined by Tenant in its sole discretion. During the period of any restoration and repair of the Premises, Tenant shall maintain an “all-risk” property policy of an “all risk” Builder’s Risk policy on a completed value basis for the full replacement cost of the property being repaired and restored, if and when there is a structural restoration and/or major repair required at the Building. All parties with an insurable interest, including Landlord and its designees, must be insureds under this property or builder’s risk policy. To the extent any portion of the Premises is located within a Special Flood Hazard Area, Tenant shall maintain NFIP flood insurance.
If any property coverage is provided by a stand-alone or blanket policy, the earthquake limit must be in amount not less than the per occurrence and annual aggregate limit must be equal to or greater than the annual aggregate gross loss estimates, including 24 months of business income, for a 475-year event as indicated in a seismic risk analysis for the Premises and all other high risk locations sharing the limit, including any locations not owned by Landlord, utilizing the most current RMS software or its equivalent including loss amplification and fire-following, unless fire-following is included in the all risk property coverage. With respect to windstorm, including named storm, the windstorm, including named windstorm, policy limit must be in an amount not less than the annual occurrence exceedance probability (not aggregate) gross loss estimates for a 10,000 year event as indicated in a risk analysis for catastrophic wind perils as modeled utilizing the most current RMS software or its equivalent for the Premises, including 24 months of business income, and all other high risk policy locations sharing the respective limit. With respect to terrorism, the policy limit must be at least equal to the Full Replacement Cost, including 24 months of business income, of the largest location covered by the policy. If such terrorism policy covers any property located within a 1,000 foot radius, the policy limit must be adequate to cover all locations within the 1,000 foot radius.
B.During the Term, Tenant shall also provide and maintain the following insurance at the terms and in the limits specified below:
1.Commercial General Liability Insurance against claims for third party Bodily Injury, Personal/Advertising Injury, Property Damage, and Products/Completed Operations Liability. Such insurance shall be written on an occurrence basis and such coverage shall include, but not be limited to, assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in this Lease to which this insurance applies, cross liability, and/or severability of interests. Limits shall be no less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate with a deductible no greater than One Million and No/100 Dollars ($1,000,000.00), which deductible may be adjusted from time to time to reflect commercially reasonable, marketplace increases in the deductibles (subject to Landlord’s prior consent, which shall not be unreasonably withheld, conditioned, or delayed). Tenant shall cause Landlord and its lender or other designees to be named as additional insureds under such insurance.
2.Workers’ Compensation and Employer’s Liability Insurance insuring against and satisfying Tenant’s obligations and liabilities under the workers’ compensation laws of the jurisdiction in which the Premises are located, with Employer’s Liability minimum limits per insured of Five Hundred Thousand and No/100 Dollars ($500,000.00) Bodily Injury each accident; Five Hundred Thousand and No/100 Dollars ($500,000.00) Bodily Injury by disease, each employee; and Five Hundred Thousand and No/100 Dollars ($500,000.00) Bodily Injury by disease policy limit. Policies shall include Voluntary Coverage. Tenant’s Worker’s Compensation policy shall include a waiver of subrogation in favor of Landlord and its lenders or other designees.
3.Automobile Liability Insurance for liability arising out of claims for bodily injury and property damage arising from owned (if any), leased (if any), non-owned and hired vehicles used in the performance of the business upon the Premises, with a combined single limit of One Million and No/100 Dollars ($1,000,000.00) per accident for bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

4.Umbrella or Excess Liability Insurance written on an occurrence basis and covering claims in excess of the underlying insurance described in the foregoing subsections (1), (2) and (3) above, with a Twenty-Five Million and No/100 Dollars ($25,000,000.00) minimum limit per occurrence. Such insurance shall contain a provision that it will drop down as primary and noncontributory insurance in the event that the underlying insurance policy aggregate is exhausted.
5.Business interruption or equivalent insurance insuring that the Base Rent will be paid to Landlord for a minimum of twelve (12) months if the Premises are destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance does not reduce Tenant’s obligation to pay Base Rent without diminution).
6.Only to the extent Tenant engages in the sale or use of gasoline or other petroleum products upon the Premises, Tenant shall procure pollution legal liability insurance covering the Premises with a retroactive date corresponding to the first occupation by Tenant and an extended reporting period of not less than three (3) years, with a minimum limit of One Million and No/100 Dollars ($1,000,000) with a deductible not greater than Twenty-Five Thousand and No/100 Dollars ($25,000) for each incident which coverage shall be primary and non-contributory and should also include coverage for any underground storage tanks located on the Premises. Landlord and its lenders or other designees shall be endorsed as an additional insured.
C.The required limits and coverages of all insurance set forth in Sections 15.A and 15.B above may be reasonably adjusted by Landlord, with agreement from Tenant, such agreement not to be unreasonably withheld, from time to time (but not more frequently than once every five (5) years) in conformity with the then prevailing custom of insuring liability in Comparable Buildings.
D.Tenant shall cause all such property policies to permit Tenant’s waiver of claims against Landlord under Section 17 for matters covered thereby. Tenant shall cause Landlord, Landlord Mortgagee and any superior lessor or fee owner to be named as Additional Insureds and loss payees and/or mortgagees, as their interests may appear, under all property insurance policies and shall cause the coverage to continue for Landlord’s benefit notwithstanding any act or omission on Tenant’s part. By this Section 15, Tenant intends that the risk of loss or damage to the Premises and all property thereon, including Personal Property and Tenant’s Personal Property described above, be borne by responsible property insurance carriers and Tenant hereby agrees to look solely to, and to seek recovery only from, its respective property insurance carriers, in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible shall be treated as though it were recoverable under such policies.
E.All insurance required to be maintained by Tenant pursuant to Section 15.A and 15.B must be maintained with insurers authorized to do business in the jurisdiction in which the Premises are located and which have an A.M. Best Company Rating of at least A/VIII or Standard and Poor’s Rating of at least A. Tenant shall provide to Landlord, and at each renewal of expiring policies, such certificates as may be reasonably required to establish that the insurance coverage required by this Section 15 is in effect from time to time and that, to the extent commercially available, the insurer(s) have agreed to give Landlord and Landlord Mortgagee at least thirty (30) days’ notice prior to any non-renewal or cancellation of, or material modification to, the required coverage. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. Tenant shall cause all liability and property policies maintained by Tenant to be written as primary policies, not contributing with and not supplemental or excess to any coverage that Landlord or Landlord Mortgagee may carry.
F.Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket property insurance so long as (i) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease.
G.If Tenant fails to obtain the insurance coverage, as set forth in this Section 15 and does not cure its failure within ten (10) days after written notice from Landlord, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall, upon demand, pay, as additional Rent, the cost thereof.
H.All policies of insurance required to be maintained pursuant to this Lease shall be endorsed, if commercially available, so that if at any time should they be not renewed, canceled, coverage be reduced (by any party including the insured) which affects the interests of the Landlord or Landlord Mortgagee, such non-renewal cancellation or reduction shall not be effective as to Landlord and Landlord Mortgagee for thirty (30) days, except for non-payment of premium which shall be for ten (10) days after receipt by Landlord of written notice from such insurer of such cancellation or reduction. In addition to the foregoing, all policies of insurance required to be maintained pursuant to this Lease shall contain terms in accordance with

Tenant’s normal business practice and reasonably acceptable to Landlord and shall (i) contain a severability of interest and a cross-liability clause; (ii) name Landlord, Landlord Mortgagee, any ground lessor of the Property and other entities as additional insureds or loss payees, as required by contract; and (iii) be endorsed to waive any rights of subrogation against Landlord, its lenders, and their respective officers, directors, employees, agents, partners, and assigns. If commercially available, all policies of insurance required to be maintained pursuant to this Lease (other than in respect to automobile liability or workers compensation insurance) shall insure the interests of Landlord and Tenant regardless of any breach or violation by Tenant or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of Tenant or others.
I.Prior to the Commencement Date and on each policy anniversary, Tenant shall furnish Landlord with certificates of insurance, in a form reasonably acceptable to Landlord, evidencing all of the insurance required by the provisions of this Lease for the benefit of Landlord and required to be in force by the provisions of this Lease. Such certificates of insurance shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and deductibles and the policy term.
16.OFAC.
A.Tenant has taken and will take all reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect ownership interest in the Tenant, to assure that funds invested by such holders in the Tenant are derived from legal sources; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest in Tenant is in or through an entity whose stock or shares are listed and traded on any recognized stock exchange located in the United States (a “U.S. Publicly-Traded Entity”).
B.Tenant hereby represents and warrants that neither Tenant, nor, to the actual knowledge of Tenant, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Tenant (1) has been designated by the President of the United States or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or otherwise a person with whom U.S. Persons are prohibited from dealing pursuant to OFAC Laws and Regulations (including without limitation Persons identified on the “List of Specially Designated Nationals and Blocked Persons”) (any of the foregoing, and any person owned or controlled by any of the foregoing, “Prohibited Persons”), (2) is under investigation by any governmental authority for, or has been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (3) has been assessed civil penalties under these or related laws, or (4) has had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity. If the foregoing representations are, or become untrue at any time during the Term, and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
C.Tenant has taken and will take reasonable steps, consistent with industry practice for comparable organizations and in any event as required by Law, to ensure that Tenant is and shall be in compliance with all (1) Anti-Money Laundering Laws and (2) OFAC Laws and Regulations. Tenant will not during the Term knowingly engage in any transactions or dealings, or knowingly be otherwise associated, with any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of the representations and/or covenants contained in this Section 16 by Tenant as a result of which Landlord suffers actual damages shall constitute an Event of Default and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
17.WAIVER OF SUBROGATION.
Notwithstanding anything to the contrary set forth in this Lease, to the fullest extent permitted by Law, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to the property of the releasing party to the extent the loss or damage is covered by property insurance carried or required by this Lease to be carried by the releasing party EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF LANDLORD OR TENANT OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible or self-insured retention relates. Each party shall pay any additional expense, if any, for obtaining such waiver.

18.FIRE OR OTHER CASUALTY.
A.All proceeds (except business interruption insurance proceeds) payable by reason of any property loss, damage, or destruction of or to the Premises or portion thereof by fire or other casualty, under any property policy of insurance required to be carried hereunder, where the cost of repair and/or restoration does not exceed Five Million and 00/100 Dollars ($5,000,000.00) (each of the foregoing, respectively, a “Minor Casualty”), shall be paid to Tenant (except business interruption proceeds not allocated to Rent expenses) and shall be used first for the repair of any damage to the Premises to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction, and in accordance with the general terms and conditions of Exhibit “C” attached hereto, as applicable (collectively, “Restoration Standards”). Tenant shall have the right to reasonably prosecute and settle insurance claims relating to any Minor Casualty, provided that Tenant shall consult with Landlord in the process of adjusting any insurance claims under this Section 18.
B.All proceeds (except business interruption insurance proceeds) payable by reason of any property loss, damage, or destruction of or to the Premises or portion thereof by fire or other casualty, under any property policy of insurance required to be carried hereunder where the cost of repair and/or restoration exceeds Five Million and 00/100 Dollars ($5,000,000.00) (each of the foregoing, respectively, a “Major Casualty”), shall be paid to Landlord, to be held by Landlord or Landlord Mortgagee for purpose of restoration of the Premises and made available to Tenant upon request without unreasonable delay, pursuant to the procedures set forth in this Section 18 for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Premises, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rent due by Tenant hereunder. All proceeds paid to Tenant shall be used first for the repair of any damage to the Premises. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Premises to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction, and in accordance with the Restoration Standards, shall be retained by Landlord. Tenant shall have the right to reasonably prosecute and settle insurance claims for any Major Casualty, provided that Tenant shall consult with Landlord in the process of adjusting any insurance claims under this Section 18.
C.Subject to the terms of this Section 18, Landlord shall make available to Tenant the insurance proceeds (net of all reasonable administrative and collection costs, including reasonable attorneys’ fees, if any) paid to

Landlord for such repair and rebuilding of the Premises following a Major Casualty as it progresses. Payments shall be made against certification of the Architect responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the approved plans and specifications therefor and the value of the work in place is equal to not less than one hundred ten percent (110%) of the aggregate amount advanced by Landlord for the payment of such work. Prior to commencing the repairing and rebuilding, Tenant shall deliver to Landlord for Landlord’s approval a schedule setting forth the estimated monthly draws for such work. Landlord shall contribute to such payments, out of the insurance proceeds being held by Landlord, an amount equal to the proportion that the total net amount so held by Landlord bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work. Landlord may, however, withhold ten percent (10%) from each payment until the work has been completed and unconditional lien releases and/or other proof has been furnished to Landlord that no lien or liability has attached, or will attach, to the applicable Building or the Property or to Landlord in connection with repairing, reconstructing and rebuilding, which retention shall be promptly released to Tenant upon the satisfaction of the conditions described in this sentence. In addition, disbursement of such proceeds to Tenant are subject to any customary conditions of a Landlord Mortgagee.
D.If the Premises or any portion thereof is damaged by fire or other casualty, whether or not from a risk covered by insurance, Tenant shall give Landlord prompt written notice thereof and Rent shall continue unabated notwithstanding any casualty. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Premises or any portion thereof.
E.In the event of a fire or other casualty, Tenant shall, at its expense regardless of the amount of any such damage or destruction and whether or not the insurance proceeds attributable such damage or destruction made available to Tenant, if any, shall be sufficient for the purpose, cause the Premises to be repaired, restored and replaced in accordance with all Law, this Section 18.D and the Restoration Standards, as expeditiously as practicable using reasonable diligence to a condition as nearly as practicable to that which existed immediately prior to occurrence of the fire or other casualty and otherwise in a good workmanlike manner, using new materials of like quality.
F.No damage or destruction of the Premises or any portion thereof as a result of fire or any other hazard, risk or casualty whatsoever shall relieve Tenant from Tenant’s liability and obligation to timely pay the full Rent payable under this Lease and Rent shall continue unabated notwithstanding any casualty.

G.The provisions of this Lease, including this Section 18 constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.
19.CONDEMNATION.
A.Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting the Premises or any portion thereof, and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection therewith. Subject to the remainder of this Section 19, if during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, all compensation awarded or paid as a result thereof shall belong to and be the property of Landlord without any participation by Tenant and without any deduction therefrom for any estate hereby vested in or owned by Tenant and Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled by reason of any taking of the Premises or any part thereof, subject to the other provisions of this Section 19. Landlord shall have the exclusive power to collect, receive and retain any such award proceeds and to make any compromise or settlement in connection with such award. Nothing herein shall be deemed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceeding for loss of business or depreciation to, damage to or cost of removal of, or for value of, stock, trade fixtures, furniture, machinery, equipment and other personal property belonging to Tenant (including, without limitation, Tenant’s Personal Property), provided that no such claim shall diminish or otherwise adversely affect Landlord’s award. Tenant agrees to execute any and all further documents that may be reasonably required in order to facilitate collection by Landlord of any and all awards. Tenant, in cooperation with Landlord, shall have the right to participate in any condemnation proceedings for the purpose of protecting Tenant’s interest hereunder.
B.If during the Term all or substantially all of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, then Tenant may, not later than thirty (30) days after any such taking, give notice to Landlord of its intention to terminate this Lease on any business day specified in such notice which occurs not less than thirty (30) nor more than one hundred eighty (180) days after such taking. In such event, this Lease shall terminate on the date set forth in the notice provided by Tenant and upon such termination neither party shall have any obligation to the other under this Lease. A taking of substantially all of the Premises under this Section 19.B shall be deemed to have occurred if (i) twenty percent (20%) or more of the square footage of the Building(s) shall have been subject to a taking, or (ii) there shall have been a permanent loss of access, ingress or egress, parking capacity or any other appurtenance necessary for the operation of the Premises substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor.
C.If during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof and if the Lease is not terminated pursuant to Section 19.B as expressly provided in Section 19.B, then this Lease shall continue in full effect without abatement or reduction of Rent or other sums payable by Tenant under this Lease, notwithstanding such taking or private purchase. Tenant shall, promptly after any such taking and at its expense (regardless of whether any awards are available as a result of such taking), repair any damage caused by any such taking in accordance with this Section 19 and the Restoration Standards and so that, after the completion of such repair, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such taking, except for ordinary wear and tear. In the event of any taking for which this Lease is not terminated pursuant to the express terms and conditions hereof, all of the net award collected by Landlord pursuant to Section 19.A shall be held by Landlord (or Landlord Mortgagee), and such proceeds shall be incrementally disbursed to Tenant from time to time to reimburse Tenant for the costs actually incurred by Tenant to repair the damage due to such taking, and such disbursements shall be made promptly after Landlord’s receipt of certificates signed by an authorized officer of Tenant, delivered to Landlord from time to time as such repair progresses or is completed, describing such repair for which Tenant is requesting payment, the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such repair. If the cost of repairs shall exceed the net award collected by Landlord, Tenant shall pay the deficiency. Any balance remaining in the hands of Landlord after payment of such costs of demolition, repair and restoration shall be allocated between Landlord and Tenant based on the fair market value of the respective estates of Landlord and Tenant in the Property.
D.If the use or occupancy of the Premises or any portion thereof shall be temporarily requisitioned by any governmental authority, civil or military, then this Lease shall continue in full effect notwithstanding such requisition, without abatement or reduction of Rent or other sums payable by Tenant hereunder, and Tenant shall be entitled to receive the entire net award payable by reason of such temporary requisition. Any requisition of sixty (60) months or longer shall be considered a taking of substantially all of the

Premises under Section 19.B, and Tenant shall be afforded the termination rights as and to the extent set forth in said Section 19.B.
20.INDEMNIFICATION.
A.Notwithstanding the existence of any insurance required to be provided hereunder (but not in duplication thereof), and without regard to the policy limits of any such insurance, and in addition to and not in limitation of any other indemnity provided in this Lease, Tenant shall protect, indemnify, defend and hold harmless all Landlord Indemnified Parties from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against or suffered or incurred by any Indemnified Party directly or indirectly by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against any Landlord Indemnified Party, for damage, loss or expense, which arise out of, are occasioned by, or are in any way attributable to or related to the following: (i) Tenant’s use or occupancy of the Premises; (ii) the conduct of Tenant’s business at the Premises; (iii) any activity, work or thing done or permitted by or on behalf of Tenant or its agents, contractors or subtenants in or about the Premises; (iv) the condition of the Premises; (v) the Lease or any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant or Tenant’s Representatives; (vi) any sublease or similar agreement entered into by Tenant with respect to the Premises or any portion thereof; or (vii) the Premises or any accident, injury to or death of any person or damage to any property howsoever caused in or on the Premises, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of Landlord and/or any Landlord Indemnified Parties. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Landlord Indemnified Party (“Landlord Claim”). If at any time a Landlord Indemnified Party shall have received written notice of or shall otherwise be aware of any Landlord Claim which is subject to indemnity under this Section 20.A, such Landlord Indemnified Party shall give reasonably prompt written notice of such Landlord Claim to Tenant; provided, that, except to the extent Tenant is materially prejudiced in its defense of such Landlord Claim, (I) such Landlord Indemnified Party shall have no liability for a failure to give notice of any Landlord Claim, and (II) the failure of such Landlord Indemnified Party to give such a notice to Tenant shall not limit the rights of such Landlord Indemnified Party or the obligations of Tenant with respect to such Landlord Claim. Tenant’s liability under this Section 20 shall survive the expiration or earlier termination of this Lease.

B.Except to the extent prohibited by Law or caused by the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Parties, Tenant hereby expressly releases Landlord and Landlord Mortgagee and all other Landlord Indemnified Parties from, and waives all claims for, damage or injury to person, theft, loss of use of or damage to property and loss of business sustained by Tenant and resulting from the Premises, including the Building, Property, Personal Property or Tenant’s Personal Property or any part thereof or any equipment therein or appurtenances thereto becoming in disrepair, or resulting from any damage, accident or event in or about the Premises. Without limiting the generality of the foregoing, this Section 20.B shall apply particularly, but not exclusively, to flooding, damage caused by Building equipment and apparatuses, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices.
21.ASSIGNMENT AND SUBLETTING.
A.Landlord shall have the right to sell or convey the Premises subject to this Lease or to assign its right, title and interest as Landlord under this Lease in whole or in part. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee and Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale. In addition, Tenant agrees to cooperate reasonably with Landlord in connection with any such sale or assignment at no cost or expense of or additional liability or adverse effect to, Tenant.
B.Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and upon the particular purposes for which Tenant intends to use the Premises in entering into this Lease. Without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed: (i) Tenant shall not assign, transfer, convey, sublease, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise (except as expressly permitted otherwise in this Section 21); (ii) no direct or indirect transfer of fifty percent (50%) or more of an interest in Tenant (whether by stock, partnership interest or otherwise, voluntarily or by operation of law) shall occur except for any such transfer to an Affiliate or in connection with a Permitted Guarantor Change of Control; (iii) no direct interest in Tenant shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of Tenant (it being understood, however, that nothing herein shall restrict or prohibit the pledge of any direct or indirect interest in Tenant in connection with any corporate financing obligations of Guarantor or its Affiliates (other than Tenant) provided that the interests in the Tenant do not constitute more than fifty percent (50%) of the value of the collateral for such obligations (as reasonably determined by the corporate lender) or the loan is otherwise fully recourse to an entity of which the value of the interests in the Tenant constitute no more than fifty percent (50%) of the assets of such entity); and (iv) no change of Control of Guarantor shall occur, provided that Landlord consent shall not be required (but prior written notice to Landlord shall be required) under the foregoing clause (ii) or this clause (iv) for any Permitted Guarantor Change of Control (each of items (i) through (iv) are hereinafter referred to as a “Transfer”). For purposes of this Agreement, the term “Permitted Guarantor Change of Control” shall mean any change of Control of Guarantor with respect to which one or more of the following conditions is satisfied (the “Guarantor Transaction Conditions”): (1) immediately following such change of Control of Guarantor, Guarantor (or the successor to Guarantor or a replacement of Guarantor, as applicable) has an investment grade rating (public or private) pursuant to ratings established by at least two (2) of the following Nationally Recognized Statistical Ratings Organizations (NRSRO): Standard & Poor’s, Moody’s, Fitch, Morningstar, Kroll, and Egan-Jones; (2) following such change of Control of Guarantor, Guarantor (or the successor to Guarantor or a replacement of Guarantor, as applicable), shall have EBITDA of at least Four Hundred Million and No/100 Dollars ($400,000,000.00) and shall have a Total Indebtedness Leverage Ratio of less than 1.5 to 1, as evidenced by financial statements of Guarantor (or the successor to Guarantor or replacement of Guarantor, as applicable) delivered to Landlord prior to such change of Control of Guarantor, or (3) both of the following conditions are satisfied: (x) effective upon such change of Control of Guarantor, this Lease shall be deemed amended to increase the then-applicable Base Rent by five percent (5%) (and which Base Rent, as so increased, shall continue to increase by two percent (2%) each year during the Term and each Renewal Term) (and Landlord and Tenant shall promptly and reasonably cooperate to evidence such deemed amendment in a written instrument reasonably acceptable to Landlord and Tenant), and (y) as a condition precedent to such change of Control of Guarantor, Tenant delivers to Landlord an irrevocable standby letter of credit in form and substance reasonably acceptable to Landlord (“Letter of Credit”) in an amount equal to the aggregate Base Rent scheduled to be paid by Tenant to Landlord hereunder from the date of delivery of such Letter of Credit until the date that is twenty-four (24) months thereafter (the “Security Deposit”), to be held by Landlord for the balance of the Term. Upon the end of the Term, provided no default hereunder exists, Landlord shall return the Security Deposit to Tenant within thirty (30) days after the end of the Term. Upon Tenant’s failure to timely pay Rent or any other sums due under this Lease, Landlord may, without limiting any other rights Landlord may have herein, draw on such Letter of Credit to satisfy any such unpaid monetary obligation of Tenant, and Tenant shall, immediately upon written notice from Landlord thereof, deposit with Landlord an amount in cash sufficient to replenish the Security Deposit to its original amount. The Letter of Credit shall be issued (the following collectively, the “LC Issuer Requirements”): by a commercial bank (a) with net assets or market capitalization of at least Ten Billion Dollars ($10,000,000,000) at the time of issuance of the Letter of Credit, (b) that is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, (c) whose long-term, unsecured and unsubordinated debt obligations are rated in the following categories by at least two of Fitch Ratings Ltd. (Fitch), Moody’s Investor Services, Inc. (Moody’s) and Standard & Poor’s Rating Services (S&P) (the “Rating Agencies”) or their respective successors: (1) not less than A from Fitch, (2) not less than A2 from Moody’s and (3) not less than A from S&P, (d) which has a short term deposit rating in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P), and (e) which is not insolvent and is not placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, and for which no trustee, receiver or liquidator is appointed. If at any time following the delivery of the Letter of Credit by Tenant pursuant to this Section 21.B the LC Issuer Requirements are not satisfied, then Tenant shall, no later than fifteen (15) business days thereafter, deliver to Landlord either a replacement Letter of Credit which meets the LC Issuer Requirements or cash in the amount of the Security Deposit. If Tenant fails to deliver a replacement Letter of Credit from an institution that satisfies the LC Issuer Requirements or such cash Security Deposit to Landlord within such fifteen (15) business day period, Landlord, at its option, upon the delivery of written notice to Tenant may draw upon the Letter of Credit and instruct the Letter of Credit issuer to deliver the full amount of the Letter of Credit to Landlord as a cash Security Deposit. It is Tenant’s responsibility to maintain and renew the Letter of Credit such that it is in effect at all times until the return of the Letter of Credit to Tenant in accordance herewith. Tenant shall renew such Letter of Credit no later than thirty (30) days prior to any expiration date thereof or replace such Letter of Credit with a replacement Letter of Credit which otherwise meets the LC Issuer Requirements or with a cash Security Deposit. If Tenant has not renewed the Letter of Credit (and delivered the original of such renewal documentation to Landlord) or delivered a satisfactory replacement Letter of Credit or cash Security Deposit to Landlord at least thirty (30) days prior to the expiration date of the Letter of Credit, Landlord, at its option, may draw upon the Letter of Credit and instruct the Letter of Credit issuer to deliver the full amount of the Letter of Credit to Landlord as a cash Security Deposit. In lieu of the Letter of Credit, Tenant may at any time elect to deliver to Landlord (i) a cash Security Deposit or (ii) a rental insurance product, issued by an investment-grade insurer, which will “credit wrap” all of the Tenant’s obligations under this Lease for the entire Term. Notwithstanding anything to the contrary in this Lease (including, without limitation, this Section 21), no interest in Tenant, or in any individual or person owning directly or indirectly any interest in Tenant, shall be transferred, assigned or conveyed to any individual or person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Tenant and Landlord that (A) the transferee or any person who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (B) the transferee has taken reasonable measures to assure that any individual or entity who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence shall not apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.
C.To the extent Landlord’s consent is required hereunder, Landlord’s consent to a Transfer shall be subject to the satisfaction of such conditions as Landlord shall determine in its reasonable judgment, including, without limitation, the proposed transferee (or a successor or replacement guarantor, as applicable) having satisfactory creditworthiness as determined by Landlord. In addition, any such consent shall be conditioned upon the payment by Tenant to Landlord of all out-of-pocket costs and expenses incurred by Landlord in connection with such consent, including, without limitation, reasonable attorneys’ fees. The provisions of this Section 21 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Landlord has consented to any previous Transfer. Except as expressly hereinafter provided, no Transfer shall relieve Tenant of its obligations under this Lease or any guarantor of this Lease of any of its obligations under the Guaranty, it being understood that, following any Transfer, the initial Tenant under this Lease and the Guarantor always shall remain liable and responsible for the obligations of the tenant hereunder. Any Transfer in violation of this Section 21 shall be voidable at the sole option of Landlord.
D.Notwithstanding anything in this Section 21 to the contrary, Tenant shall be permitted to cause, suffer, or permit, without Landlord’s consent, any Transfer that satisfies all of the terms and conditions set forth in this Section 21.D applicable to such Transfer, all of which must be satisfied on or before the effective date (or earlier closing) of such proposed Transfer (each a “Permitted Transfer”):
    (1)    Tenant shall be permitted to sublet all or any part of the Premises so long as, in each instance, the following conditions precedent have all been satisfied: (i) no Event of Default has occurred and is continuing as of the date such proposed sublease becomes effective; (ii) the proposed sublease is not reasonably expected to result in a violation of a material term or condition of this Lease; and (iii) the proposed sublease does not relieve Tenant of its obligations under this Lease or the Guarantor of any of its obligations under the Guaranty, it being understood that the initial Tenant under this Lease and the Guarantor always remain primarily liable and responsible for the obligations of the Tenant hereunder.
(2)    Tenant shall be permitted to assign its entire interest under this Lease to an entity which has expressly assumed all the obligations and liabilities of Tenant under this Lease, actual, contingent and accrued, in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease (and/or an assignment of more than fifty percent of the interests in the Tenant shall be permitted) so long as the following conditions precedent have all been satisfied: (i) no Event of Default has occurred and is continuing as of the date such proposed assignment becomes effective; (ii) the proposed assignment is not reasonably expected to result in a violation of a material term or condition of this Lease; (iii) the proposed assignee is experienced in management and operation of facilities similar to the Premises and has a favorable business and operational reputation and character (or such proposed assignee has engaged a third party who is experienced in management and operation of facilities similar to the Premises and has a favorable business and operational reputation and character); and (iv) the proposed assignment does not relieve Tenant of its obligations under this Lease or the Guarantor of its obligations under the Guaranty, it being understood that the initial Tenant under this Lease and the Guarantor remain primarily liable and responsible for the obligations of the Tenant hereunder.
    (3)    Tenant shall be permitted to assign its entire interest under this Lease to an entity which has expressly assumed all the obligations and liabilities of Tenant under this Lease, actual, contingent and accrued, in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease so long as the following conditions precedent have all been satisfied: (i) no Event of Default has occurred and is continuing as of the date such proposed assignment becomes effective; (ii) the proposed assignment is not reasonably expected to result in a violation of a material term or condition of this Lease; (iii) the proposed assignee is experienced in management and operation of facilities similar to the Premises and has a favorable business and operational reputation and character (or such proposed assignee has engaged a third party who is experienced in management and operation of facilities similar to the Premises and has a favorable business and operational reputation and character); and (iv) immediately after the proposed assignment, the assignee or a replacement guarantor either (1) has an investment grade rating (public or private) pursuant to ratings established by either (x) Standard & Poor’s; (y) Moody’s; or (z) at least two (2) of the following Nationally Recognized Statistical Ratings Organizations (NRSRO): Fitch, Morningstar, Kroll, and Egan-Jones, or (2) shall have EBITDA of at least Four Hundred Million and No/100 Dollars ($400,000,000.00) and shall have a Total Indebtedness

Leverage Ratio of less than 1.5 to 1, as evidenced by financial statements of assignee (or a replacement guarantor, as applicable) delivered to Landlord prior to such assignment, in which case the Tenant and the Guarantor will be released from liability under this Lease and the Guaranty to the extent accruing from and after such assignment.
(4)    Tenant shall be permitted to assign its entire interest under this Lease to an Affiliate of Tenant which has expressly assumed all the obligations and liabilities of Tenant under this Lease, actual, contingent and accrued, in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease so long as no Event of Default has occurred and is continuing as of the date such proposed assignment becomes effective and provided that Guarantor shall not be released from any of its obligations under the Guaranty, in which case the assigning Tenant will thereafter be released from any of its obligations under this Lease.
Tenant shall, at Tenant’s sole cost and expense, execute and deliver to Landlord any reasonable instruments and documents requested by Landlord in connection with any Permitted Transfer and pay to Landlord all out-of-pocket costs and expenses incurred by Landlord in connection with such Permitted Transfer, including, without limitation, reasonable attorneys’ fees.
E.Any Transfer shall not relieve Tenant, or any person claiming by, through or under Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Section 21, to any further Transfer. In the event of a sublease, if there exists an Event of Default, Landlord may collect rent from the subtenant without waiving any rights under this Lease while such Event of Default is continuing. Any rent Landlord may collect from any such subtenant will be first applied to the Rent due and payable under this Lease and any other amounts then due and payable and then applied to the Rent as it becomes due and payable under this Lease. The collection of the Rent and any other sums due and payable under this Lease, from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Section 21.E, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. No Transfer shall affect the liability of Guarantor under the Guaranty.
F.No Transfer shall impose any additional obligations on Landlord under this Lease. Tenant shall reimburse Landlord (and Landlord’s Mortgagee, if applicable) for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in conjunction with the reviewing and processing and documentation of any Transfer requiring Landlord’s consent regardless of whether such Transfer is actually consummated.
G.Intentionally Omitted.

H.At any time and from time to time, Landlord shall have the right to sell and convey all or any portion of the Premises to a third party or Affiliate of Landlord (such party, the “Superior Landlord”), and enter into a lease back (including, without limitation, a master lease, prime lease and/or ground lease) from Superior Landlord for such Premises or portion thereof (a “Landlord Master Lease”); provided, however, that the Landlord Master Lease shall provide that in the event of default under any such Landlord Master Lease, such Superior Landlord and its successors and assigns shall not disturb the occupancy or other rights of Tenant under the terms of this Lease so long as no Event of Default exists hereunder. In such event, this Lease will automatically be deemed to be a sublease between Landlord, as sublandlord, and Tenant, as subtenant. Tenant shall promptly execute and deliver to Landlord and Superior Landlord such other instruments and documents reasonably requested by Landlord or Superior Landlord with respect to such Landlord Master Lease. Further, at the request of Landlord, the Superior Landlord, Tenant or, if applicable, any subtenant of Tenant, Tenant, any applicable subtenant of Tenant, Landlord, and the Superior Landlord shall promptly enter into a recognition agreement concerning this Lease and the Sale/Leaseback in form and substance reasonably acceptable to Landlord, the Superior Landlord, Tenant and, if applicable, the subtenant of Tenant.
22.LIENS.
Tenant will not, directly or indirectly, create or permit to be created or to remain, and will promptly discharge, at its expense, any mechanic’s, supplier’s or vendor’s lien, encumbrance or charge on the Premises or any part hereof. The existence of any mechanic’s, supplier’s or vendor’s lien, or any right in respect thereof, shall not constitute a violation of this Section 22 if payment is not yet due upon the contract or for the goods or services in respect of which any such lien has arisen or, if Tenant is protesting or challenging such lien in good faith and has, within thirty (30) days after Tenant receives actual notice of such lien, bonded over such lien. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, of any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof, and any such contractor, subcontractor, laborer, materialman or vendor shall look solely to Tenant and Tenant’s interest in the Premises to secure the payment of any bills for any labor, services, or materials furnished. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises. If Tenant has not removed any such lien or other encumbrance described above within thirty (30) days after written notice thereof to Tenant, Landlord may, but shall not be obligated to, pay the amount of such lien or other encumbrance or discharge the same by deposit, and the amount so paid or deposited shall constitute additional Rent and be collectible upon demand with interest at the Default Rate. Landlord hereby consents to the granting of a lien or security interest on the fixtures, furnishings, trade fixtures, furniture, computers, telephone systems, machinery, equipment and other of Tenant’s Personal

Property installed or placed on the Premises by Tenant in connection with any customary credit facility that Tenant has or may have during the Term hereof, and Tenant shall give Landlord written notice of any such lien.
23.TENANT’S DEFAULT.
Each of the following events shall be deemed to be an “Event of Default” under this Lease: (i) failure to pay Rent or any other monetary obligation as and when due, and such failure continues for three (3) business days after Tenant’s receipt of Landlord’s written notice thereof; (ii) Tenant abandons the Premises; (iii) Guarantor or Tenant becomes insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under state or federal bankruptcy laws (or successor laws) or Guarantor or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Guarantor or Tenant; (iv) a writ of attachment or execution is levied on this Lease, or a receiver is appointed with authority to take possession of the Premises, which attachment, execution or receiver is not removed within thirty (30) days of filing or appointment of a receiver; (v) Guarantor or Tenant shall be liquidated or dissolved; (vi) Tenant shall violate Section 22 hereof; (vii) the estate or interest of Tenant in the Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than One Hundred Thousand and No/100 Dollars ($100,000.00), and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the earlier of sixty (60) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord or any earlier period provided by Law for obtaining any stay pending appeal or to prevent foreclosure or sale; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable Law; (viii) Tenant fails to maintain any insurance required by this Lease; (ix) failure by Tenant to perform any other covenant, agreement or undertaking of the Tenant contained in this Lease if the failure to perform is not cured within thirty (30) days after Tenant’s receipt of Landlord’s written notice thereof; provided, however, if the breach cannot reasonably be cured within thirty (30) days, the same shall not result in an Event of Default if Tenant commences to cure the breach within thirty (30) days of receipt of Landlord’s written notice and diligently and in good faith continues to prosecute the cure of said breach to completion, provided such breach is cured within sixty (60) days after Tenant’s receipt of Landlord’s written notice thereof; (x) to the extent required under the Guaranty, Guarantor fails to deliver the financial statements required to be delivered by Guarantor to Landlord if such failure is not cured within ten (10) days after Tenant’s receipt of Landlord’s written notice thereof; and (xi) an event of default beyond all applicable notice and cure periods by Guarantor under the Guaranty.
24.REMEDIES OF LANDLORD.
A.From and after the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies as well as any other remedy available at law or in equity for such Event of Default: (i) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord; (ii) using lawful means, enter upon and take possession of the Premises without terminating this Lease and without being liable for prosecution or claim for damages, and relet, upon reasonable terms, all or a portion of the Premises (if Landlord elects to enter and relet the Premises, Landlord may at any time thereafter elect to terminate this Lease);

(iii) sue periodically to recover damages during the period corresponding to the portion of the Term for which suit is instituted, and if Landlord elects to sue and is successful in such suit, Landlord shall be entitled to recover all costs and expenses of such suit, including reasonable attorneys’ fees, together with interest at the Default Rate; (iv) re-enter the Premises or any portion thereof and attempt to cure any default of Tenant, or make any such payment or perform such act for the account of and at the expense of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as additional Rent for all reasonable costs and expenses which Landlord incurs to cure such default, together with interest at the Default Rate accruing from the date such costs and expenses were incurred, and Tenant agrees that no such entry or action by Landlord shall constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing, and no such entry shall be deemed an eviction of Tenant; (v) institute summary proceeding for recovery of possession at the Premises pursuant to applicable Law; (vi) to the extent permitted by applicable Law, accelerate and recover from Tenant all Rent and other monetary sums scheduled to become due and owing under this Lease after the date of such breach for the entire Term and any Renewal Term that has been exercised, discounted to present value at an assumed per annum interest rate equal to the then-applicable “Prime Rate” published in The Wall Street Journal (or, if such rate is no longer published in The Wall Street Journal, the average discount rate on 3-month treasury bills issued by the United States Treasury at its most recent auction; and (vii) enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy. Tenant shall reimburse Landlord for any out-of-pocket expenses which Landlord actually incurs in complying with the terms of this Lease on behalf of Tenant, together with interest at the Default Rate.
B.If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional Rent payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all costs and expenses, including court costs and reasonable attorneys’ fees, incurred by Landlord in the enforcement of its rights and remedies hereunder, together with interest at the Default Rate. In addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty the lesser of (i) the sum of (1) the aggregate sum which at the time of such termination represents the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated for the remainder of the Term or Renewal Term, as applicable, during which such termination occurred, such present value to be computed on the basis of the rate of U.S. Treasury Bills with the closest maturity date correlating with the amount of time left in the Term or Renewal Term, as applicable, had this Lease not been terminated, and (2) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent, and interest at the Default Rate or (ii) the greatest amount permitted by applicable Law.
C.Unless required by applicable Law, Landlord shall have no obligation to mitigate damages upon the occurrence of an Event of Default. However, if Landlord is required by applicable Law to mitigate Tenant’s damages, Landlord’s obligation shall be satisfied in full if Landlord undertakes to lease the Premises (the “Repossessed Premises”) to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for such Repossessed Premises until Landlord obtains full and complete possession of such Repossessed Premises including, without limitation, the final and unappealable legal right to relet such Repossessed Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show such Repossessed Premises, on a priority basis, or offer such Repossessed Premises to a prospective tenant when other premises in the applicable Building or any other building owned by Landlord suitable for that prospective tenant’s use are (or will be) available; (3) Landlord shall not be obligated to lease such Repossessed Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in Comparable Buildings for such Repossessed Premises, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the applicable Building or for a building belonging to Landlord in the vicinity; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the applicable Building; or (ii) adversely affect the reputation of the applicable Building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate such Repossessed Premises in a first-class manner and to fulfill all of the obligations in connection with the lease thereof as and when the same become due. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default and/or exercise its rights under Section 24.A and Section 24.B.
D.Pursuit of any of the above stated remedies by Landlord after an Event of Default shall not preclude pursuit of any other remedy provided in this Lease or at law or in equity, nor shall pursuit of any remedy constitute forfeiture or waiver of any remedy of Landlord or payment due to Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. Once an Event of Default occurs, Landlord shall not be obligated to accept any cure of such Event of Default, and such Event of Default shall continue unless and until Landlord states in writing, in its sole and absolute discretion, that no Event of Default exists under this Lease.
25.SUBORDINATION/ATTORNMENT.
A.Landlord Mortgage. Landlord may mortgage its fee interest in the Premises or any portion thereof, at any time, and from time to time, in accordance with the terms hereof. Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that this Lease shall be subordinate to any Landlord Mortgage and the rights of any Landlord Mortgagee; provided, however, in the event of a foreclosure under any such Landlord Mortgage, or conveyance or assignment in lieu of foreclosure or by deed in lieu of foreclosure, such Landlord Mortgagee and its successors and assigns shall not disturb the occupancy or other rights of Tenant under the terms of this Lease so long as no Event of Default exists hereunder. Tenant shall recognize and attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, or otherwise, upon such party’s request, as Tenant’s direct landlord under the Lease. Such subordination, attornment and recognition shall be self-operative without the need for further documentation; provided that Tenant shall execute such agreements and/or instruments as such successor landlord shall reasonably request to evidence such attornment and recognition.  If requested by Landlord, Tenant shall, promptly and in no event later than fifteen (15) days after a request from Landlord, enter into a reasonable and customary subordination, non-disturbance and attornment agreement (“SNDA”) with Landlord Mortgagee to effectuate the subordination, non-disturbance and attornment rights contemplated by this Section 25.A.
B.For the purposes of this Lease, the following definitions shall apply:
“Landlord Mortgage”: shall mean any financing obtained by Landlord, as evidenced by any mortgage, deed of trust, assignment of leases and rents, financing statement or other instruments, and secured by the interest of Landlord in the Premises or any portion thereof, including any extensions, modifications, amendments, replacements, supplements, renewals, refinancings and consolidations thereof.
“Landlord Mortgagee”: shall mean the mortgagee (and its successors and assigns) under any Landlord Mortgage.

26.ESTOPPEL CERTIFICATE.
A.At any time, and from time to time, Tenant shall, promptly and in no event later than fifteen (15) days after a request from Landlord, execute, acknowledge and deliver to Landlord a certificate in the form attached hereto as Exhibit “D” or such other form as may be supplied by Landlord certifying: (i) that Tenant has accepted the Premises; (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications); (iii) the commencement and expiration dates of the Term, including the terms of any extension options of Tenant; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that Tenant is not in default under this Lease beyond any grace or cure periods, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (viii) that Landlord has no actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operations of the Premises; and (ix) any other information reasonably requested by Landlord.
B.At any time, and from time to time, Tenant shall, at Landlord’s request, use commercially reasonable efforts to obtain estoppel certificates, in a form requested by Landlord or any Landlord Mortgagee, from any applicable counterparties under any applicable declarations, covenants, conditions and restrictions, reciprocal easement agreements or other encumbrances.
27.HAZARDOUS MATERIALS.
Notwithstanding anything contained herein to the contrary:
A.Tenant covenants and agrees that it shall not cause, conduct, authorize or allow (i) the presence, generation, transportation, storage, treatment, or usage at the Premises, or any portion thereof, of any Hazardous Material in violation of or as would give rise to liability under Environmental Laws; (ii) a Release or threat of Release of any Hazardous Material on, under, about or in the Premises; or (iii) any violation of or liability under any Environmental Law at or with respect to the Premises or activities conducted thereon. For avoidance of doubt, nothing in this Section 27.A shall prohibit Tenant from using at the Premises (I) cleaning materials, pesticides, and other common household and office products, and/or (II) materials in connection with any fuel tanks, generators or the like on the Premises, solely to the extent, with respect to each of the preceding clauses (I) and (II), that any such use thereof is in compliance with Environmental Laws. Further, nothing in this Section 27.A shall prohibit Tenant from storing and distributing products which contain or are Hazardous Materials, to the extent, with respect to the preceding clause, that any such storage and distribution are in compliance with Environmental Laws and are in the ordinary course of Tenant’s business.
B.Tenant shall, at its own cost, comply and ensure that the Premises and all operations and activities at the Premises comply with all Environmental Laws and the terms of this Lease with respect to Hazardous Materials. Tenant shall, at its own cost, obtain all Permits, licenses and authorizations required under Environmental Laws for the operations and activities conducted at the Premises.
C.Tenant shall promptly provide Landlord with notice of any actual or potential violation of Environmental Laws, any Release of Hazardous Materials in or around the Premises that could impact the Premises or require any investigation, remediation or other response action under Environmental Law, and any claim or threat of a claim asserting any liability under Environmental Laws relating to the Premises, and copies of all reports, site assessments, and material communications, permits or agreements to, from or with any governmental authority or other third party relating to such violation, Release or claim.
D.Landlord and Landlord’s Representatives, including such environmental consultants as Landlord may designate, shall have the right upon reasonable prior notice, and subject to Section 14 hereof, to enter the Premises and/or conduct appropriate tests and investigations for the purpose of assessing the condition of the Premises or ascertaining that Tenant complies with the terms of this Lease and with all applicable Environmental Laws that relate in any way to the Premises.
E.If the presence, Release, threat of Release, presence or placement on, in or around the Premises, or the generation, transportation, storage, use, treatment, or disposal at or around the Premises of any Hazardous Material by Tenant, Tenant’s Representatives, or by any third party other than Landlord or Landlord’s Representatives: (i) gives rise to any liability or obligation (including, but not limited to, any investigatory, remedial, removal, reporting, or other response action) under any Environmental Law, (ii) causes or threatens to cause a material and adverse effect on public health or occupational safety and health, (iii) pollutes or threatens to pollute the environment, or endanger human health, or (iv) otherwise violates Environmental Law, Tenant shall promptly take any and all remedial and removal actions required by Environmental Laws or otherwise necessary to clean up the Premises to comply with all environmental standards applicable to the Premises given its use at the time of the remediation and mitigate exposure to liability arising from the Hazardous Material.
F.Tenant shall promptly notify Landlord upon Tenant becoming aware of: (i) any enforcement action, investigation, cleanup, notice of violation, or other regulatory action taken or threatened against either party or otherwise related to the Premises by any governmental authority with respect to the presence of any Hazardous Material at the Premises, or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any governmental authority or other person against either party hereto or otherwise relating to any actual or alleged violation of or liability under Environmental Laws or relating to any loss or injury resulting from any Hazardous Material or based on Environmental Laws, (iii) any Release of Hazardous Materials, unlawful discharge, or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises or any other location that may affect the Premises, and (iv) any matters where Tenant is required by Environmental Law to give a notice to any governmental authority respecting any Hazardous Materials in, at, on, under or about the Premises, and Tenant shall thereafter keep Landlord reasonably apprised with respect to the status and Tenant’s actions to resolve such matters, and shall furnish Landlord with such other documents and information as Landlord may reasonably request with respect thereto. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then actually known by Tenant to be used, stored, or maintained in, on or upon the Premises. In such case, Tenant shall if requested by Landlord provide Landlord with information with respect to the use and approximate quantity of each such material, a copy of any Material Safety Data Sheet issued by the manufacturer therefor, written information concerning the removal, transportation, and disposal of the same, and such other information as the Landlord may reasonably require or as may be required by Environmental Laws.
G.Tenant shall indemnify, defend and hold Landlord and the Landlord Indemnified Parties harmless, without limitation to and in the manner specified in Section 20, from and against any and all liability, claim, expense, cause of action, fines, judgments, settlements, investigation, monitoring and remediation and corrective costs, fines and penalties, losses and damages (including reasonable attorney’s, consultant’s and contractor’s fees) resulting or arising from (i) the breach by Tenant of its covenants and agreements set forth in this Section 27, (ii) the presence, Release, placement on, in or around the Premises, or the generation, transportation, storage, use, treatment or disposal at or around the Premises of any Hazardous Materials before or during the Term and any Renewal Term, as applicable, by Tenant or any third party other than Landlord or Landlord’s Representatives, (iii) any violation of or obligation under Environmental Law before or during the Term and any Renewal Term, as applicable, by Tenant or any third party other than Landlord or Landlord’s Representatives, and (iv) claims by governmental authorities or other third parties associated with Hazardous Materials or violations of or obligations under Environmental Laws by Tenant or any third party other than Landlord or Landlord’s Representatives, or Hazardous Materials present at, on, under or about the Premises before or during the Term and any Renewal Term, as applicable, including, without limitation those that were discovered during the Term and any Renewal Term, as applicable, which were caused prior to the Term by Tenant or its agents, representatives, employees, contractors, subcontractors, licensees or invitees or any third party other than Landlord or Landlord’s Representatives. The foregoing indemnity obligations shall survive the expiration or earlier termination of this Lease.
H.At Landlord’s request, at any time (1) during the last year of the Term (or any Renewal Term, as applicable), (2) in connection with any future sale, financing or other transaction by Landlord related to the Premises, or (3) Landlord receives information indicating the presence of an environmental condition at the Premises requiring investigation, Tenant shall commission and provide to Landlord, or Landlord may commission, in each event, at Tenant’s sole cost and expense, a Phase I site assessment and, if warranted in Landlord’s sole discretion, a Phase II site assessment of the Premises at Tenant’s sole cost and expense, for purposes of confirming the environmental condition of the Premises and Tenant’s compliance with the terms of the Lease with respect to environmental matters.
28.PRESS RELEASES.
Except for any announcement intended solely for internal distribution by Landlord or Tenant or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, all media releases or public announcements (including, but not limited to, promotional or marketing material) by Landlord or Tenant or either party’s employees or agents relating to this Lease or its subject matter, or including the name, trade name, trademark, or symbol of Tenant or an Affiliate of Tenant, or Landlord or an Affiliate of Landlord, shall be coordinated with and approved in writing by the other party prior to the release thereof; provided, that nothing herein is intended to require Tenant’s consent to the identification of Tenant or the particulars of this Lease in connection with any marketing of the Premises or any portion thereof by Landlord.
29.HOLDING OVER.
Except as set forth below, if Tenant continues to occupy the Premises or any portion thereof after the expiration or other termination of this Lease or the termination of Tenant’s right of possession with respect to the Premises or any portion thereof, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease (other than provisions relating to length of the Term) and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to (i) one hundred percent (100%) of the additional Rent due under this Lease for the holdover period, and (ii) two hundred percent (150%) of the monthly Base Rent due in the month immediately prior to the expiration or earlier termination of the Term. Except as set forth below, no holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Term shall be construed to extend the Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise. In the event that Tenant continues to occupy the Premises or any portion thereof after the expiration or termination of this Lease, such occupancy shall be that of a tenancy at sufferance and Tenant shall be liable to Landlord for all direct and consequential damages which Landlord may suffer by reason of any holding over by Tenant.
30.FINANCIAL STATEMENTS.
A.     Within ninety (90) days after the end of each fiscal year of Guarantor, Tenant shall deliver to Landlord complete audited financial statements of the Guarantor, including, without limitation, a balance sheet (together with all notes thereto), profit and loss statement, statement of annual cash flows, all in reasonable detail, prepared in accordance with GAAP and audited by a “Big Four” accounting firm. So long as all such financial statements of Guarantor and other information required by this Section 30.A is publicly available via EDGAR or Guarantor’s website, Tenant shall not be required to separately deliver such information to Landlord pursuant to this Section 30.A.
31.QUIET ENJOYMENT.
So long as Tenant is not in default under this Lease, Landlord shall not take any action to disturb in any material respect Tenant’s quiet enjoyment of the Premises (subject, however, to the exceptions, reservations and conditions of this Lease). Except to the extent expressly set forth in this Section 31, Tenant hereby waives any right or defense it may have at law or in equity relating to Tenant’s quiet enjoyment of the premises.
32.NOTICES.
Any notice, demand, request, or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) business days after mailing; (c) if by Federal Express or other nationally recognized overnight courier service, on the next business day after delivered to such courier service for delivery on the next business day; or (d) if by facsimile or e-mail transmission, on the day of transmission so long as a copy is sent on the same day (or prior thereto) by Federal Express or other nationally recognized overnight courier service for delivery on the next business day, to the addresses set forth in Section 2 hereof, or at such other address as the party to be served with notice has furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Attorneys for either party hereto may provide notice of behalf of such party, provided that all other requirements of this Section 32 are satisfied.
33.PERSONAL LIABILITY.
Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that (i) there shall be absolutely no personal liability on the part of the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns, to Tenant with respect to any of the terms, covenants and conditions of this Lease, (ii) Tenant waives all claims, demands and causes of action against the direct and indirect members, partners, shareholders, officers, directors, employees and agents of

Landlord and its successors or assigns in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, and (iii) Tenant shall look solely to Landlord’s interest in the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever. No breach by Landlord of any provision of this Lease shall give rise to a right of Tenant to terminate this Lease, it being understood and agreed that Tenant’s sole remedy for any such breach shall be a claim for actual damages (if any). Furthermore, Tenant hereby knowingly, voluntarily and intentionally waives any right it may have to seek punitive, consequential, special and indirect damages from Landlord and any of such Landlord’s direct and indirect members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns with respect to any matter arising out of or in connection with this lease or any document contemplated herein or related hereto. The waiver by Tenant of any right it may have to seek punitive, consequential, special and indirect damages has been negotiated by the parties hereto and is an essential aspect of their bargain.
34.ENTIRE AGREEMENT.
This Lease represents the entire agreement and understanding between Landlord and Tenant with respect to the subject matter herein, and there are no representations, understandings, stipulations, agreements or promises not incorporated in writing herein.
35.AMENDMENTS.
No amendments or modifications of this Lease shall be effective unless such amendment or modification is in writing and executed and delivered by and between Tenant and Landlord, nor shall any custom, practice or course of dealing between the parties be construed to waive the right to require specific performance by the other party in compliance with this Lease.
36.LEGAL INTERPRETATION.
Each of Landlord and Tenant hereby agree that the State of Illinois has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the foregoing, matters of construction, validity and performance), this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate created by this Lease, enforcement of Landlord’s rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding the Premises pursuant to Section 24 hereunder shall be governed by and construed according to the Laws of the State in which the Premises is located, it being understood that, to the fullest extent permitted by law of such State where the Premises is located, the law of the State of Illinois shall govern the validity and enforceability of this Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant and Landlord hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease. Words of any gender shall be construed to include any other gender, and words in the singular number shall be construed to include the plural, unless the context otherwise requires. The headings of the sections have been inserted for convenience only and are not to be considered in any way in the construction or interpretation of this Lease. Except as otherwise herein expressly provided, the terms of this Lease shall apply to, inure to the benefit of, and be binding upon, the parties and their respective assigns, successors and legal representatives. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal court in the Northern District of Illinois or state court sitting in Cook County, State of Illinois, and Landlord and Tenant each waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such federal district or county and state, and Landlord and Tenant each hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. In this Lease, the words “include,” “includes” or “including” mean “include without limitation,” “includes without limitation” and “including without limitation,” respectively, and the words following “include,” “includes” or “including” shall not be considered to set forth an exhaustive list.
37.OPTION TO RENEW.
A.Tenant shall have the right, at its election made in its sole discretion, to extend the Term (the “Renewal Option”) for the consecutive, additional periods set forth in Section 1.E (each, a “Renewal Term”), provided that each of the following occurs:
1.Landlord receives irrevocable written notice of exercise of the Renewal Option (the “Renewal Notice”), not less than twelve (12) full months prior to the expiration of the then existing Term (or Renewal Term, as case may be); and
2.There is no uncured Event of Default beyond any applicable notice and cure period at the time that Tenant delivers the Renewal Notice or at the time the applicable Renewal Term will commence.
B.The Renewal Term shall be upon the same terms and conditions as in this Lease except Base Rent for the first lease year of the applicable Renewal Term shall be equal to the greater of (i) one hundred two percent (102%) of the Base Rent for the lease year immediately preceding the first lease year of the applicable Renewal Term, and (ii) the then-current Market Rate (as hereinafter defined) for the Premises. The Base Rent shall increase by two percent (2%) annually during each Renewal Term. “Market Rate” for the Premises shall mean the base rent rate for the first lease year of the applicable Renewal Term that the Premises would be expected to be leased for, for a term commencing on the applicable commencement date of the Renewal Term in question and ending on the applicable expiration date of the Renewal Term in question, in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the commercial space market existing in the vicinity of the Premises at the time such rate is established. Such determination shall take into account all relevant factors, including consideration of (1) the size and location of the Premises, and the quality of, condition of, and the nature of the improvements in, the Building, including without limitation, the necessity to remove such improvements, but shall exclude the value of improvements installed by Tenant in the Premises that are to be removed by Tenant at the expiration of the Term; (2) other Comparable Buildings to the Building; (3) other comparable leasing transactions in comparable locations in the vicinity of the Premises for new leases (with appropriate adjustments for different size premises and different length terms), and the rents and concessions, allowances and commissions granted along with the other terms of such transactions; (4)  the financial condition of Tenant; and (5) the fact that there shall not be any Landlord work, inducement allowances, or rent abatements for the Renewal Term. Notwithstanding the foregoing, in no event shall the Market Rate be less than one hundred two percent (102%) of the Base Rent in effect at the expiration of the then current Term (or Renewal Term, as case may be).
C.Within forty-five (45) days after receipt of the Renewal Notice, Landlord shall advise Tenant of Landlord’s determination of the Market Rate for the first lease year of the applicable Renewal Term. Tenant, within twenty (20) days after the date on which Landlord advises Tenant of the Market Rate for the first lease year of the applicable Renewal Term, shall either (i) give Landlord final binding written notice (the “Binding Notice”) of Tenant’s exercise of the Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such twenty-day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon completion of the process set forth in Sections 37.B and 37.C in accordance with the terms and conditions hereof. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall reasonably negotiate to agree upon the Market Rate. If Landlord and Tenant agree on the Market Rate, Tenant shall provide Landlord with a Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment upon completion of the process set forth in these Sections 37.B and 37.C in accordance with the terms and conditions hereof. If Landlord and Tenant are unable to agree upon the Market Rate within twenty (20) days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within ten (10) days after the expiration of such twenty-day period, shall have the right to have the Market Rate determined in accordance with the arbitration procedures described in Section 37.D below. If Landlord and Tenant are unable to agree upon the Market Rate within the aforementioned twenty-day period and Tenant fails to timely exercise its right to arbitrate, then the Renewal Option in question (along with all remaining Renewal Options) shall be deemed to be null and void and of no further force and effect.
D.If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Market Rate for the Premises for the first lease year of the applicable Renewal Term (together referred to as the “Estimates”) and shall each select an appraiser (each, an “appraiser”) to determine which of the two Estimates most closely reflects the Market Rate for the first lease year of the applicable Renewal Term. Each appraiser so selected shall be a member of the Appraisal Institute and have not less than ten (10) years’ experience in the field of commercial real estate appraisal and/or brokerage and shall be experienced in the geographical jurisdiction of the Premises subject to such Arbitration Notice. If either Landlord or Tenant fails to appoint an appraiser within the ten (10) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof, and such appraiser shall in good faith select which of the two Estimates most closely reflects the Market Rate, and the Estimate so chosen shall be deemed to be the Market Rate for the first lease year of the applicable Renewal Term.
Upon selection of the two appraisers, Landlord’s and Tenant’s appraisers shall work together in good faith to agree, on or before thirty (30) days after the expiration of the ten-day appointment period, upon which of the two Estimates most closely reflects the Market Rate. If such two appraisers are able to agree on or before the expiration of such thirty-day discussion period, then the Estimate so chosen by such appraisers shall be deemed to be the Market Rate for the first lease year of the applicable Renewal Term. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Market Rate prior to the expiration of such thirty-day discussion period, then, within ten (10) days after the expiration of such thirty-day discussion period, the two appraisers shall select a third appraiser meeting the aforementioned criteria, the cost of which third appraiser shall be borne equally by Landlord and Tenant. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fifteen (15) days after such selection, the third arbitrator shall make its independent determination of which of the two Estimates most closely reflects the Market Rate for the Premises, or the arbitrator may determine a Market Rate which is not equal to either Estimate, provided, however, that the arbitrator’s Market Rate may not be higher than the higher of the Estimates nor lower than the lower of the Estimates. The determination by such third appraiser shall be deemed to be the Market Rate for the first lease year of the applicable Renewal Term.
E.If Tenant is entitled to and validly exercises its Renewal Option in accordance with the terms and conditions of this Section 37, then upon completion of the process of determination of Market Rent set forth in

Sections 37.B and 37.C, Landlord and Tenant shall execute an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, the Term, the Expiration Date and other appropriate terms; provided that an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed. During any validly exercised Renewal Term, references to the Term in this Lease shall mean and refer to the Term as extended by the Renewal Term.
38.AUTHORITY TO ENTER INTO LEASE.
Each of Tenant and Landlord represents and warrants (a) that the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, as the case may be, and (b) that this Lease is binding on the corporation, limited liability company and the partnership in accordance with its terms.
39.PARTIES BOUND.
The preparation and submission of a draft of this Lease by either party to the other party shall not constitute an offer, nor shall either party be bound to any terms of this Lease or the entirety of this Lease, until both parties have fully executed a final document. Until such time as described in the previous sentence, either party is free to terminate negotiations without penalty or any further obligation to the other party.
40.COUNTERPARTS; ELECTRONIC SIGNATURES.
This Lease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Lease, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Lease (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Lease (or any amendment hereto), it being expressly agreed that each party to this Lease shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Lease.
41.SEVERABILITY.
If any term or other provision of this Lease is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Lease will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Lease so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

42.WAIVER OF JURY TRIAL; CONSEQUENTIAL DAMAGES.
LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. IN ADDITION, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF THE TERMS OF THIS AGREEMENT, OTHER THAN WITH RESPECT TO A BREACH BY TENANT OF THE PROVISIONS OF SECTION 29 HEREIN.
43.MEMORANDUM OF LEASE.
This Lease shall not be recorded, either independently or as an exhibit, schedule, annex, or addendum to any other document. However, at Tenant’s or Landlord’s election, a Memorandum of Lease in the form annexed hereto as Exhibit “E,” shall be executed, acknowledged and delivered for recording in the county in which the Premises are located by both parties with the costs of recording the Memorandum of Lease to be borne by Tenant. Tenant shall execute, acknowledge and deliver to Landlord a release of the Memorandum of Lease in recordable form within five (5) days following the expiration or earlier termination of this Lease in accordance with its terms. If Tenant fails to so execute, acknowledge and deliver the release within such five (5) day period, Landlord shall hereby be deemed to be Tenant’s attorney-in-fact for the sole purpose of executing and recording the release on behalf of Tenant. Tenant shall pay any and all recording and other costs, fees and taxes in connection with the execution and recordation of the Memorandum of Lease.
44.BROKERS.
Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease. Tenant covenants and agrees to pay, hold harmless and indemnify Landlord and Landlord Mortgagee for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease, based on Tenant’s actions. Landlord warrants that it has had no dealings with any other broker or agent in connection with this Lease. Landlord covenants and agrees to pay, hold harmless and indemnify Tenant for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease, based on Landlord’s actions.
45.RIGHT OF FIRST REFUSAL TO PURCHASE.
Provided that no Event of Default has occurred under this Lease, commencing and effective from and after the date that is five (5) years after the Effective Date, Tenant shall have a right of first refusal (“Right of First Refusal”) to purchase the Property from Landlord pursuant to the terms of this Section 45. The Right of First Refusal is subject to the following terms and conditions:
A.If Landlord receives a bona fide written offer from a third party to purchase the Property (the “Offer Property”), and Landlord desires to accept such offer, Landlord shall give Tenant written notice thereof, including the stated purchase price and other material economic terms (if any), which notice may include the applicable letter of intent, purchase and sale agreement or a similar document reflecting the material terms of such offer from such third party (“Landlord’s Notice”).
F.Tenant may then deliver to Landlord written notice of its election (“Tenant’s Purchase Election”) to purchase the Offer Property on the terms described in Landlord’s Notice on or before the date that is fifteen (15) business days after delivery by Landlord to Tenant of Landlord’s Notice (the “Exercise Period”).
G.Upon Landlord’s receipt of Tenant’s Purchase Election, the parties shall negotiate reasonably and in good faith for a period of fifteen (15) days (the “Negotiation Period”) in order to finalize and execute a mutually acceptable purchase and sale agreement setting forth such terms (the “Contract”), it being agreed that, if Landlord’s Notice included a purchase and sale agreement negotiated by Landlord with the applicable third party, then Tenant shall be required to accept such purchase and sale agreement (with solely ministerial changes to reflect Tenant (or its designee) as purchaser) as the Contract. In the event a Contract is not executed by the parties prior to the expiration of the Negotiation Period, then Tenant shall be deemed to have waived the Right of First Refusal to purchase the Offer Property under the terms of Landlord’s Notice and Landlord shall thereafter have the right to enter into a purchase and sale agreement with a third party for the Offer Property on terms and conditions of the Landlord’s Notice or any other terms and conditions, subject to Section 45.E, and consummate the sale of the Offer Property pursuant thereto.
H.If Tenant does not deliver a Tenant’s Purchase Election prior to the expiration of the Exercise Period, then Tenant shall be deemed to have waived the Right of First Refusal to purchase the Offer Property under the terms of Landlord’s Notice as to the Offer Property, and Landlord shall thereafter have the right to enter into a purchase and sale agreement with a third party for the Offer Property on terms and conditions of the Landlord’s Notice or any other terms and conditions, subject to Section 45.E, and consummate the sale of the Offer Property pursuant thereto.
I.In the event that Tenant declines or waives (or is deemed to have waived) its Right of First Refusal to purchase the Offer Property pursuant to this Section 45, Landlord shall have the right to sell the Offer Property and Tenant shall not have a further Right of First Refusal only as to the Offer Property unless (i) there shall be a material decrease in the purchase price from the purchase price provided in the initial Landlord’s Notice or (ii) the other material economic terms of such sale (taken as a whole) are materially more favorable to the third-party purchaser as compared to those set forth in the initial Landlord’s Notice. For the purposes of this Section 45.E, a “material decrease” shall mean a decrease of ten percent (10%) or more of the purchase price for the Offer Property in the Landlord’s Notice. Notwithstanding the foregoing, Landlord shall re-institute the procedure set forth in this Article 45 if Landlord fails to (x) execute and deliver a bona fide contract with a third party for the proposed sale within one hundred eighty (180) days after Tenant declines or waives (or is deemed to have waived) its Right of First Refusal to purchase the Offer Property or (y) consummate the proposed sale pursuant to such contract.
J.Tenant’s Right of First Refusal pursuant to this Article 45 shall be a one-time right as to the Offer Property, and, accordingly, if Tenant declines or waives (or is deemed to have waived) its Right of First Refusal to purchase the Offer Property pursuant to this Article 45 and the sale of the Property by Landlord is subsequently consummated pursuant to this Article 45, then, thereafter, the terms and conditions of this Article 45 shall automatically be of no further force or effect.
K.Notwithstanding anything herein to the contrary, Tenant’s right to purchase the Property or any portion thereof pursuant to this Article 45 is and shall be subject and subordinate to any Landlord Mortgage and shall not be applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the Property or to any subsequent transfer or sale of the Property by any Landlord Mortgagee or its nominee, in each case, whether such transfer or sale affects the Property or the ownership interests in Landlord.
46.GUARANTY.
Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord a fully executed copy of the Unconditional Guaranty of Payment and Performance attached hereto as Exhibit “F” (the “Guaranty”) signed by the Guarantor named in Section 2 hereof.
47.REIT PROTECTION.
The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.
A.Anything contained in this Lease to the contrary notwithstanding, Tenant shall not, without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Premises to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of OSREC)

in which Landlord or OSREC owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (ii) sublet, assign or enter into a management arrangement for the Premises in any other manner if Tenant reasonably expects (acting in good faith) that such action could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 47.A shall likewise apply to any further subleasing by any subtenant.
B.Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.
C.Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of OSREC’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) diminish Tenant’s rights under this Lease (except to a de minimis extent).
D.Tenant acknowledges that Landlord’s direct or indirect parent intends to qualify as a “real estate investment trust” (within the meaning of Section 856(a) of the Code) (a “REIT”). Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Premises, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this

Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code. Tenant shall have no responsibility under this Section 47 for any REIT-related aspects of any action (i) approved of in writing by Landlord or (ii) required under this Agreement or by applicable Law.
48.LOCAL LAW PROVISIONS.
A.Surrender; Tenant’s Personal Property. Section 12 is hereby amended to provide that with regard to Tenant’s Personal Property, Tenant hereby waives any and all rights it may have under California Civil Code Sections 1980 through 1993.09 and any successor statutes.
B.Tenant’s Event of Default (California). The following is inserted at the end of Section 23: Any notice given by Landlord pursuant to this Section shall be in lieu of and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar, superseding statute. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Lease shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute. Landlord’s acceptance, either before or after issuance of any notice of default (including without limitation any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute), of any partial payment of the Rent due hereunder shall not, pursuant to Section 1161.1(c) of the California Code of Civil Procedure, constitute a waiver of any of Landlord’s rights, specifically and without limitation Landlord’s right to pursue an unlawful detainer action.
C.Waiver of Tenant’s Rights of Termination. Section 18(D) is hereby amended to provide that Tenant hereby waives all statutory or common-law rights of termination in respect to any partial destruction or casualty, which Landlord is obligated to repair or may elect to repair under the terms of this Article, including without limitation, the provisions of California Civil Code Sections 1932(2) and 1933(4) and any present or future laws or case decisions to the same effect.
D.Landlord’s Remedies in Default (California). In addition to the provisions of Article 24 above, the following provisions shall apply:
1.Upon an Event of Default by Tenant, Landlord, in addition to any other remedies available to it under this Lease or at law or in equity, including injunction, at its option, without further notice or demand of any kind to Tenant or any other person, may: (i) terminate this Lease and Tenant’s right to possession of the Premises and recover possession of the Premises and remove all persons therefrom; (ii) have the remedies described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or (iii) even though it may have re-entered the Premises, thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.
2.Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, including its entry upon the Premises, appointment of a receiver to protect Landlord’s interests hereunder, or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that Landlord has so elected to terminate this Lease. Tenant covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State of California and the surrender of possession pursuant to such notice shall not be deemed to be a termination of this Lease. In the event of any entry or taking possession of the Premises as aforesaid, Landlord shall have the right, but not the obligation, to: (i) remove therefrom all or any part of Tenant’s Personal Property located therein and place the same in storage at the expense and risk of Tenant and/or (ii) erect a barricade and partition the Premises at the expense of Tenant.
3.Should Landlord elect to terminate this Lease pursuant to the provisions of Section 48.D.1 or Section 48.D.2 above, Landlord may, in addition to (and not in lieu of) any other remedies available to it under this Lease or at law or in equity, recover from Tenant as damages, the following: (i) the worth at the time of the award of any unpaid Rent and other charges which had been earned at the time of termination; plus (ii) the worth at the time of the award of the amount by which the unpaid Rent and other charges which would have been earned after termination until the time of the award exceeds the amount of the loss of such Rent and other charges that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of the award of the amount by which the unpaid Rent and other charges for the balance of the Lease Term after the time of the award exceeds the amount of the loss of such Rent and other charges that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all of the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
E.TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174(C) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.
F.Certified Access Specialist. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the Effective Date of this Lease, the Premises has not undergone inspection by a Certified Access Specialist (a “CASp”) during the Landlord’s ownership of the Property. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

[Signatures on following page]

IT WITNESS WHEREOF, the undersigned have executed this Lease Agreement effective as of the date first written above.

LANDLORD:
BIG AVCA Owner LLC, a Delaware limited
liability company

		By:	/s/ Michael Reiter
		Name:	Michael Reiter
		Title:	Authorized Representative

STATE OF	)
COUNTY OF	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Michael Reiter, whose name as Authorized Representative of BIG AVCA Owner LLC, a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such Authorized Representative and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as Authorized Representative of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of August, 2023.

Notary Public
AFFIX SEAL

My commission expires:

(Apple Valley, CA)

TENANT:
BLBO Tenant, LLC, an Ohio limited liability
company

			By:	/s/ Jonathan Ramsden
Jonathan Ramsden, Executive Vice President
and Chief Financial and Administrative Officer

STATE OF		)
COUNTY OF	FRANKLIN	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Jonathan Ramsden , whose name as Executive Vice President and Chief Financial and Administrative Officer of BLBO Tenant, LLC, an Ohio limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such Executive Vice President and Chief Financial and Administrative Officer and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as Executive Vice President and Chief Financial and Administrative Officer of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of ______, 2023.

Notary Public
AFFIX SEAL

My commission expires:

(Apple Valley, CA)

EXHIBIT “A”
TO
LEASE AGREEMENT*
BASE RENT SCHEDULE
[REDACTED]

EXHIBIT “B-1”
TO
LEASE AGREEMENT*
PREMISES
[REDACTED]

EXHIBIT “B-2”
TO
LEASE AGREEMENT*

[REDACTED]

EXHIBIT “C”
TO
LEASE AGREEMENT
GENERAL REQUIREMENTS AND CONDITIONS
All provisions of this Exhibit are expressly subject to the provisions in the Lease above governing any work performed by Tenant (or an Affiliate of Tenant, as the case may be) on its own behalf, including Alterations or any casualty or condemnation restoration (“Tenant’s Work”). In the event of any conflict between the Lease and this Exhibit, the Lease shall control.
Tenant’s Work will be performed by Tenant in substantial accordance with final Plans approved by Landlord (where such approval is provided for in the Lease). Tenant’s General Contractor(s) shall secure and pay for all necessary permits, inspections, certificates, legal approvals, certificates of occupancy and/or fees required by Law and/or utility companies with respect to Tenant’s Work.
A.    General Requirements
1.    All Tenant’s Work shall be completed in a good and workmanlike manner and in accordance with the Plans as approved by Landlord, the terms of the General Construction Contract and the budget applicable to such Tenant’s Work.
2.    Tenant and Tenant’s General Contractor shall provide all insurance required by Landlord as set forth in this Lease, or as is otherwise maintained in the ordinary course by prudent and reputable contractors and/or property owners, prior to the start of any construction work within the Premises. Landlord and Landlord Mortgagee shall each be named as an additional insured in all such insurance.
3.    Tenant shall, at all times, keep or cause to be kept the Premises and the surrounding area free from accumulations of waste materials and/or rubbish caused by it or its contractors’ employees or workers. Tenant and/or its contractors shall provide dumpsters and maintenance of said dumpsters during the construction period in a secure, neat and orderly condition and shall remove and empty the same on a regular basis to avoid unsightly, obstructive or hazardous accumulations or conditions.
B.    Construction Procedures
1.    When submitting construction Plans and specifications (preliminary, completed or final), Tenant or Tenant’s appointed representative shall issue Tenant’s Plans, specifications and supporting documents electronically via emails to Landlord’s construction coordinator.
2.    Once the applicable Plans are approved by Landlord, except for (A) changes required by governmental authorities having jurisdiction over the Premises or (B) interior changes requested by Tenant, and in each case which would not lessen the value of the Premises, Tenant shall not amend, modify or supplement the applicable General Construction Contract in any respect, except pursuant to change orders approved by Landlord, and shall not attempt to terminate, whether by legal proceedings or otherwise, the applicable General Construction Contract without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.
3.    Not later than ninety (90) days after the Final Completion of the applicable Tenant’s Work, Tenant shall deliver or cause to be delivered to Landlord (with a copy to Landlord’s consultant) each of the following (1) a certificate addressed to Landlord, signed by a duly authorized officer of Tenant and the applicable Architect or General Contractor (but only if such General Contractor is a design-builder for the applicable Tenant’s Work), stating that the Tenant’s Work (and any equipment therein) including all “punch list” items have been completed and installed in accordance with the applicable Plans therefor; (2) a complete release of liens for the Premises signed by the General Contractor and all subcontractors of the Tenant’s Work and Tenant shall, if a release is not obtainable, in lieu of such release cause such lien to be removed of record by bond or otherwise so that such lienor has no recourse for recovery from or collection out of the Premises; (3) evidence of receipt of a certificate of occupancy, if available, or comparable instruments, by all governmental authorities whose approval is required of the applicable completed Tenant’s Work for the occupancy thereof and the intended uses thereof; (4) if applicable, a volume containing all warranties and indemnities from the applicable General Contractor or manufacturer for the applicable Tenant’s Work or equipment therein (excepting therefrom any of Tenant’s Personal Property), each of which shall be enforceable by Landlord and all in customary form for the jurisdiction in which the Premises is situated; (5) final as-built Plans and, in the event that the Tenant’s Work has modified the footprint of the Building, an as-built ALTA-ACSM Land Title Survey for the Premises indicating the applicable Tenant’s Work thereon, together with a surveyor’s certification in a customary form as reasonably satisfactory to Landlord; and (6) a title commitment dated no earlier than the date that is thirty (30) days after Final Completion and which title commitment shall not disclose any mechanics’ liens affecting the Property, except that with respect to any bona fide dispute with the applicable General Contractor or any such subcontractor that has resulted in a lien, Tenant shall, if a release is not obtainable, in lieu of such release cause such lien to be removed of record by bond or otherwise so that such lienor has no recourse for recovery from or collection out of the Premises.
4.    Tenant hereby agrees to indemnify, save harmless, pay, protect and defend Landlord from and against any and all liabilities, losses, damages, penalties, costs, expenses (including Landlord’s reasonable counsel fees and costs of suit), causes of action, suits, claims, demands or judgments of any nature whatsoever under this Lease or Landlord’s ownership of the Premises arising from or in connection with (a) any General Construction Contract, if any, and any and all construction contracts or architect’s agreement or resulting from the failure of Tenant to discharge Tenant’s obligations thereunder or resulting from the failure of Tenant to perform its obligations under this Lease with respect to any instance of Tenant’s Work, and (b) construction and completion of Tenant’s Work, whether by reason of any act or omission of Tenant, the General Contractor, Architect or by any other contractor, subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.
5.    Tenant’s Work shall comply in all respects with applicable Law.

EXHIBIT “D”
TO
LEASE AGREEMENT
FORM ESTOPPEL CERTIFICATE
ESTOPPEL CERTIFICATE
This ESTOPPEL CERTIFICATE (this “Estoppel”) is made as of ______________, by [            ], a [        ] (“Tenant”), based upon the following facts and understandings of Tenant:
RECITALS
A.    Tenant is the tenant under that certain Lease Agreement (the “Lease”), dated as of _______________, 2023, between Tenant and [_______________], a [____________________], as landlord (“Landlord”) of certain real property commonly known as _______________, and as more particularly described in the Lease (the “Property”).
B.    Big Lots, Inc., an Ohio corporation (“Guarantor”) is the guarantor under that certain Unconditional Guaranty of Payment and Performance, dated as of __________________, 2023, by Guarantor in favor of Landlord (the “Guaranty”, and together with the Lease, collectively, the “Agreements”).
C.    Landlord has requested that Tenant provide this Estoppel pursuant to Section 26 of the Lease and Section XX of the Guaranty.
D.    [IF APPLICABLE] Landlord has agreed to convey the Property to _____________, a ______________ (“Purchaser”). As a condition to Purchaser purchasing the Property, Purchaser has required that Tenant furnish certain assurances to, and make certain agreements with, Purchaser, as set forth below.
E.    [IF APPLICABLE] [Landlord] [Purchaser], as borrower or as co-borrower with one or more other co-borrower(s), has applied to __________________, a ______________ (together with its successors and assigns, “Lender”) for a loan (“Loan”), which will be secured by, among other things, a mortgage, encumbering the Property. As a condition to making the Loan, Lender has required that Tenant furnish certain assurances to, and make certain agreements with, Lender, as set forth below.
F.    Capitalized terms used but not otherwise defined herein shall have the definitions given such terms pursuant to the terms of the Lease.
THEREFORE, [as a material inducement to Lender to make the Loan and Purchaser to purchase the Property], Tenant warrants and represents to, and agrees with, Landlord [Lender] and [Purchaser] as follows:

1.    ESTOPPEL.
Tenant and Guarantor each warrants and represents to Landlord [Lender] and [Purchaser], as of the date hereof, that:
1.1    Agreements Effective. Attached hereto as Exhibit A-1 is a true, complete and accurate copy of the Lease. Attached hereto as Exhibit A-2 is a true, complete and accurate copy of the Guaranty. The Agreements have been duly executed and delivered by Tenant and are in full force and effect, the obligations of Tenant thereunder are valid and binding, and there have been no modifications or additions to the Agreements, written or oral, other than those, if any, which are attached on Exhibit A-1 and Exhibit A-2 attached hereto and made a part hereof. There are no other promises, agreements, understandings or commitments between Landlord and Tenant relating to the Property, and Tenant has not given Landlord any notice of termination under the Lease.
1.2    Possession. Except as set forth in Exhibit B attached hereto and made a part hereof, Tenant is in full and complete possession of the Property and has accepted the Property, including any tenant improvements or other work of Landlord performed thereon pursuant to the terms and provisions of the Lease, and the Property is in compliance with the Lease. There are no contributions, credits, free rent, rent abatements, deductions, concessions, rebates, unpaid or unreimbursed construction allowances, offsets or other sums due to Tenant from Landlord under the Lease, except __________________________________________________.
1.3    Minimum Rent. The current monthly Base Rent under the Lease is $__________, subject to any escalation and/or additional Rent charges provided in the Lease, and such Base Rent is current as of the date hereof.
1.4    Additional Rent. The current monthly additional Rent under the Lease is $__________, and such additional Rent is current within thirty (30) days as of the date hereof.
1.5    Rental Payment Commencement Date. The Base Rent stated in Section 1.3 above began on _______________, 2023.
1.6    Rentable Area. The rentable area of the Building located upon the Premises is __________ square feet.
1.7    Commencement Date. The Term of the Lease commenced on _______________, 2023.
1.8    Expiration Date. The Term of the Lease will expire on _______________ (unless sooner terminated or extended in accordance with the Lease).
1.9    Options to Renew or Extend. Tenant has no option to renew or extend the Term of the Lease, except as follows: ____________________ (if none, write “None”).

1.10    No Default. There exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Agreements by Tenant or, to Tenant’s knowledge, Landlord, except as follows: __________________(if none, write “None”). Tenant has no existing claims, defenses or offsets against Rent due or to become due under the Lease, except as follows: __________________(if none, write “None”).
1.11    Entire Agreement. The Agreements constitute the entire agreement between Landlord and Tenant with respect to the Property, and Tenant claims no rights of any kind whatsoever with respect to the Property, other than as set forth in the Lease, except as follows: __________________(if none, write “None”).
1.12    No Deposits or Prepaid Rent. No deposits, including security deposits, or prepayments of Rent have been made in connection with the Lease, except: ___________________ (if none, write “None”). None of the Rent has been paid more than one (1) month in advance.
1.13    No Purchase Option or Preferential Right to Purchase. Tenant does not have any option or preferential right to purchase all or any part of the Property other than pursuant to Section 45 of the Lease.
1.14    Authority. The undersigned representatives of Tenant are each duly authorized and fully qualified to execute this instrument on behalf of Tenant thereby binding Tenant.
1.15    Financial Condition; Bankruptcy. There are no voluntary or involuntary actions pending against Tenant under the bankruptcy laws of the United States or any state thereof.
2.    HEIRS, SUCCESSORS AND ASSIGNS. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto. Whenever necessary or appropriate to give logical meaning to a provision of this Estoppel, the term “Landlord” shall be deemed to mean the then current owner of the Property and the landlord’s interest in the Lease.
[Signature Page to Follow]

IN WITNESS WHEREOF, Tenant has executed this instrument as of the date first listed above.

TENANT:
		[	],
		a	]

By:
Name:
Title:

STATE OF	)
COUNTY OF	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that ________________________, whose name as _____________________ of [_____________],a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such ________________________ and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as _________________________ of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of ______, 2023.

Notary Public
AFFIX SEAL

My commission expires:

GUARANTOR:
		[	],
		a	]

By:
Name:
Title:

STATE OF	)
COUNTY OF	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that ________________________, whose name as _____________________ of [_____________],a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such ________________________ and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as _________________________ of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of ______, 2023.

Notary Public
AFFIX SEAL

My commission expires:

Exhibit A-1

LEASE AND AMENDMENTS (IF ANY)
[Attached]

Exhibit A-2

GUARANTY AND AMENDMENTS (IF ANY)
[Attached]

Exhibit B

SUBLEASES (IF ANY)
[Attached]

EXHIBIT “E”
TO
LEASE AGREEMENT
FORM OF MEMORANDUM OF LEASE
PREPARED BY AND, UPON RECORDATION,
RETURN TO:

TAX PARCEL INDENTIFICATION
NUMBER: [__________]
MEMORANDUM OF LEASE AGREEMENT
THIS MEMORANDUM OF LEASE AGREEMENT (this “Memorandum”) is made as of this ____ day of _____________, 20__, by and between [_____________________], a [______________________] (“Landlord”), having and address of [                                ], and [            ], a [                ] (“Tenant”), having an address of [                                ].
1.    Memorandum of Lease of Premises. This Memorandum is recorded in connection with, and as evidence of, that certain Lease Agreement (the “Lease”) dated as of _________ _________, 2023, as may be amended from time to time, by and between Landlord and Tenant for that certain real property and the improvements thereon described on Exhibit A attached hereto and made a part hereof (the “Premises”). The Lease is incorporated by reference into this Memorandum. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease.
2.    Intentionally Omitted.
3.    Lease Term and Certain Other Provisions. The initial Term of the Lease commenced on ____________________, 20__ and expires on _________________, 20__. Tenant has [        ] options to extend the initial Term of the Lease pursuant to the applicable provisions thereof for an additional term of [    ] years each.
4.    Subordination. The Lease shall be subordinate at all times to any Landlord Mortgage and the rights of any Landlord Mortgagee; provided, however, in the event of a foreclosure under any such Landlord Mortgage, or conveyance or assignment in lieu of foreclosure or by deed in lieu of foreclosure, such Landlord Mortgagee and its successors and assigns shall not disturb the occupancy or other rights of Tenant under the terms of the Lease so long as no Event of Default exists thereunder.
5    Intentionally Omitted.
6.    Right of First Refusal. Provided that no Event of Default has occurred under this Lease, commencing and effective from and after the date that is five (5) years after the date hereof, Tenant has a right of first refusal to purchase the Premises or portions thereof from Landlord pursuant to the terms and conditions of Section 45 of the Lease.
7.    Purpose of Memorandum; Conflicting Provisions. The purpose of this Memorandum is to make the Lease a matter of public record. If a provision of this Memorandum conflicts with a provision in the Lease, the provision in the Lease will control.
8.    Intentionally Omitted.
9.    Counterparts. This Memorandum may be executed in multiple counterparts, each of which shall be deemed an original instrument, and all of which, taken together, shall constitute one and the same instrument. The signature of a party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof
[Signature Pages Follow]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Memorandum of Lease Agreement as of the day and year first above written.

LANDLORD:
,
a

By:
Name:
Title:

STATE OF	)
COUNTY OF	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that ________________________, whose name as _____________________ of BIG AVCA Owner LLC, a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such ________________________ and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as _________________________ of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of ______, 2023.

Notary Public
AFFIX SEAL

My commission expires:

TENANT:
[	], a(n) [	]
[	]

By:
Name:
Title:

STATE OF	)
COUNTY OF	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that ________________________, whose name as _____________________ of BLBO Tenant, LLC, an Ohio limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such ________________________ and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as _________________________ of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of ______, 2023.

Notary Public
AFFIX SEAL

My commission expires:

EXHIBIT “A”
Legal Description of Premises

EXHIBIT “F”
TO
LEASE AGREEMENT
FORM OF GUARANTY
UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE
THIS UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE (this “Guaranty”) is made as of August 25, 2023, by BIG LOTS, INC., an Ohio corporation (“Guarantor”), to BIG AVCA Owner LLC, a Delaware limited liability company (“Landlord”).
R E C I T A L S
A.    Landlord has been requested by BLBO Tenant, LLC, an Ohio limited liability company (“Tenant”), to enter into that certain Lease Agreement, dated as of the date hereof (the “Lease”), for the Premises (as defined in the Lease).
B.    Tenant is a direct or indirect subsidiary of Guarantor and Guarantor will derive substantial economic benefit from the execution and delivery of the Lease.
C.    Guarantor acknowledges that Landlord would not enter into the Lease unless this Guaranty accompanied the execution and delivery of the Lease.
D.    Guarantor hereby acknowledges receipt of a copy of the Lease.
NOW, THEREFORE, in consideration of the execution and delivery of the Lease and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:
1.    DEFINITIONS. Defined terms used in this Guaranty and not otherwise defined herein have the meanings assigned to them in the Lease.
2.    COVENANTS OF GUARANTOR.
A.    Guarantor absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety: (i) the full and prompt payment of all Base Rent, additional Rent and all other sums and charges of every type and nature payable by Tenant under the Lease, whether due by acceleration or otherwise, including out of pocket costs and expenses of collection (collectively, the “Monetary Obligations”), and (ii) the full, timely and complete performance of all covenants, terms, conditions, obligations, indemnities and agreements to be performed by Tenant under the Lease, including any indemnities or other obligations of Tenant that survive the expiration or earlier termination of the Lease (all of the obligations described in clauses (i) and (ii) are collectively referred to herein as the “Obligations”). If Tenant defaults under the Lease (subject to any applicable grace periods set forth in the Lease), Guarantor will promptly pay and perform all of the Obligations and pay to Landlord, when and as due, all Monetary Obligations payable by Tenant then due under the Lease, together with all damages and out of pocket costs and expenses to which Landlord is entitled pursuant to any or all of the Lease and this Guaranty.
B.    Guarantor agrees with Landlord that (i) any action, suit or proceeding of any kind or nature whatsoever (an “Action”) commenced by Landlord against Guarantor to collect Base Rent, additional Rent and any other sums and charges due under the Lease for any month or months shall not prejudice in any way Landlord’s rights to collect any such amounts due for any subsequent month or months throughout the Lease Term in any subsequent Action, (ii) Landlord may, at its option, without prior notice or demand, join Guarantor in any Action against Tenant in connection with or based upon either or both of the Lease and any of the Obligations, (iii) Landlord may seek and obtain recovery against Guarantor in an Action (to the extent related to or based upon either or both of the Lease and any of the Obligations) against Tenant or in any independent Action (to the extent related to or based upon either or both of the Lease and any of the Obligations) against Guarantor without Landlord first asserting, prosecuting, or exhausting any remedy or claim against Tenant or against any security of Tenant held by Landlord under the Lease, (iv) Landlord may (but shall not be required to) exercise its rights against each of Guarantor and Tenant concurrently, and (v) Guarantor will be conclusively bound by a final non-appealable judgment by a court of competent jurisdiction in any Action (to the extent related to or based upon either or both of the Lease and any of the Obligations) in favor of Landlord against Tenant, as if Guarantor were a party to such Action, irrespective of whether or not Guarantor is entered as a party or participates in such Action.
C.    Guarantor agrees that, in the event of the rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy, pursuant to bankruptcy law or any other law affecting creditors’ rights, Guarantor will, if Landlord so requests, assume all obligations and liabilities of Tenant under the Lease, to the same extent as if Guarantor was a party to such document and there had been no such rejection or disaffirmance, and Guarantor will confirm such assumption, in writing, at the request of Landlord upon or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease to the fullest extent permitted by law.
3.    GUARANTOR’S OBLIGATIONS UNCONDITIONAL.
A.    This Guaranty is an absolute and unconditional guaranty of payment and of performance, and not of collection, and shall be enforceable against Guarantor without the necessity of the commencement by Landlord of any Action against Tenant, and without the necessity of any notice of nonpayment, nonperformance or nonobservance, or any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives in advance. The obligations of Guarantor hereunder are independent of, and may exceed, the obligations of Tenant.

B.    This Guaranty shall apply notwithstanding any extension or renewal of the Lease, or any holdover following the expiration or termination of the Lease Term or any renewal or extension of the Lease Term.
C.    This Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding, and the liability of Guarantor hereunder shall be absolute and unconditional irrespective of any or all of the following: (i) any renewals, extensions, modifications, alterations or amendments of the Lease (regardless of whether Guarantor consented to or had notice of same); (ii) any releases or discharges of Tenant other than the full release and complete discharge of all of the Obligations; (iii) Landlord’s failure or delay to assert any claim or demand or to enforce any of its rights against Tenant; (iv) any extension of time that may be granted by Landlord to Tenant; (v) any assignment or transfer of all or any part of Tenant’s interest under the Lease (whether by Tenant, by operation of law, or otherwise); (vi) any subletting, concession, franchising, licensing or permitting of the Premises or any portion thereof; (vii) any changed or different use of the Premises (or any portion thereof); (viii) any other dealings or matters occurring between Landlord and Tenant; (ix) the taking by Landlord of any additional guarantees, or the receipt by Landlord of any collateral, from Tenant or any other persons or entities; (x) the release by Landlord of any other guarantor; (xi) Landlord’s release of any security provided under the Lease; (xii) Landlord’s failure to perfect any Landlord’s lien or other lien or security interest available under any applicable statutes, ordinances, rules, regulations, codes, orders, requirements, directives, binding written interpretations and binding written policies, rulings, and decrees of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions (“Laws”); (xiii) any assumption by any person of any or all of Tenant’s obligations under the Lease, or Tenant’s assignment of any or all of its rights and interests under the Lease; (xiv) the power or authority or lack thereof of Tenant to execute, acknowledge or deliver the Lease; (xv) the existence, non-existence or lapse at any time of Tenant as a legal entity or the existence, non-existence or termination of any corporate, ownership, business or other relationship between Tenant and Guarantor; (xvi) any sale or assignment by Landlord of either or both of this Guaranty and the Lease (including, but not limited to, any direct or collateral assignment by Landlord to any mortgagee); (xvii) the solvency or lack of solvency of Tenant at any time or from time to time; or (xviii) any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of Guarantor (whether or not Guarantor shall have knowledge or notice thereof) other than the full release and complete discharge of all of the Obligations. Without in any way limiting the generality of the foregoing, Guarantor specifically agrees that (A) if Tenant’s obligations under the Lease are modified or amended with the express written consent of Landlord, this Guaranty shall extend to such obligations as so amended or modified without notice to, consideration to, or the consent of, Guarantor, and (B) this Guaranty shall be applicable to any obligations of Tenant arising in connection with a termination of the Lease, whether voluntary or otherwise. Guarantor hereby consents, prospectively, to Landlord’s taking or entering into any or all of the foregoing actions or omissions.

D.    Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by (i) the release or discharge of Tenant in any state or federal creditors’ proceedings, receivership, bankruptcy or other proceeding; (ii) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code (11 U.S.C. § 101 et seq., as amended), or from other statute, or from the order of any court; or (iii) the rejection, disaffirmance or other termination of the Lease in any such proceeding. This Guaranty shall continue to be effective if at any time the payment of any amount due under the Lease or this Guaranty is rescinded or must otherwise be returned by Landlord for any reason, including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of Tenant, Guarantor or otherwise, all as though such payment had not been made, and, in such event, Guarantor shall pay to Landlord an amount equal to any such payment that has been rescinded or returned.
4.    WAIVERS.
A.    Without limitation of the foregoing, Guarantor waives (i) notice of acceptance of this Guaranty, protest, demand and dishonor, presentment, and demands of any kind now or hereafter provided for by any statute or rule of law or equity, (ii) notice of any actions taken by Landlord or Tenant under the Lease or any other agreement or instrument relating thereto, (iii) notice of any and all defaults by Tenant in the payment of Base Rent, additional Rent or any other charges or amounts, or of any other defaults by Tenant under the Lease, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving Guarantor of its obligations hereunder, and (v) any requirement that Landlord protect, secure, perfect, insure or proceed against any security interest or lien, or any property subject thereto, or exhaust any right or take any action against Tenant or any other person or entity (including any additional guarantor or Guarantor) or against any collateral=.
B.    GUARANTOR AND LANDLORD HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PERSON OR ENTITY WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH: (A) THIS GUARANTY; (B) THE LEASE; (C) ANY LIABILITY OR OBLIGATION OF TENANT IN ANY MANNER RELATED TO THE PREMISES OR ANY PORTION THEREOF; (D) ANY CLAIM OF INJURY OR DAMAGE IN ANY WAY RELATED TO THE LEASE AND/OR THE PREMISES (OR ANY PORTION THEREOF); (E) ANY ACT OR OMISSION OF TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, SUPPLIERS, SERVANTS,

CUSTOMERS, CONCESSIONAIRES, FRANCHISEES, PERMITTEES OR LICENSEES; OR (F) ANY ASPECT OF THE USE OR OCCUPANCY OF, OR THE CONDUCT OF BUSINESS IN, ON OR FROM THE PREMISES (OR ANY PORTION THEREOF). GUARANTOR SHALL NOT IMPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF RENT IN ANY ACTION BROUGHT BY LANDLORD AGAINST GUARANTOR UNDER THIS GUARANTY, EXCEPT TO THE EXTENT ANY SUCH COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF RENT IN ANY ACTION ARE MANDATORY PURSUANT TO APPLICABLE LAWS. GUARANTOR HEREBY WAIVES, BOTH WITH RESPECT TO THE LEASE AND WITH RESPECT TO THIS GUARANTY, ANY AND ALL RIGHTS WHICH ARE WAIVED BY TENANT UNDER THE LEASE, IN THE SAME MANNER AS IF ALL SUCH WAIVERS WERE FULLY RESTATED HEREIN. THE LIABILITY OF GUARANTOR UNDER THIS GUARANTY IS PRIMARY AND UNCONDITIONAL. IN ADDITION, EXCEPT AS OTHERWISE PROVIDED IN THE LEASE, LANDLORD AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF THE TERMS OF THIS GUARANTY, EXCEPT AS TO ANY LIABILITY OF GUARANTOR WITH RESPECT TO SECTION 29 OF THE LEASE (WHICH SUCH RIGHT IS NOT WAIVED).
C.    Guarantor expressly waives any and all rights to defenses arising by reason of (i) any “one-action” or “anti-deficiency” law or any other law that may prevent Landlord from bringing any action, including a claim for deficiency, against Guarantor before or after Landlord’s commencement or completion of any action against Tenant; (ii) ANY ELECTION OF REMEDIES BY LANDLORD (INCLUDING, WITHOUT LIMITATION, ANY TERMINATION OF THE LEASE) THAT DESTROYS OR OTHERWISE ADVERSELY AFFECTS GUARANTOR’S SUBROGATION RIGHTS OR GUARANTOR’S RIGHTS TO PROCEED AGAINST TENANT FOR REIMBURSEMENT; (iii) any disability, insolvency, bankruptcy, lack of authority or power, death, insanity, minority, dissolution, or other defense of Tenant (other than the full release and complete discharge of all of the Obligations), of any other guarantor other than the full release and complete discharge of all of the Obligations (or any other Guarantor), or of any other person or entity other than the full release and complete discharge of all of the Obligations, or by reason of the cessation of Tenant’s liability from any cause whatsoever; (iv) any right to claim discharge of any or all of the Obligations on the basis of unjustified impairment of any collateral for the Obligations; (v) any change in the relationship between Guarantor and Tenant or any termination of such relationship; (vi) any irregularity, defect or unauthorized action by any or all of Tenant, any other guarantor (or Guarantor) or surety, or any of their respective officers, directors or other agents in executing and delivering any instrument or agreements relating to the Obligations or in carrying out or attempting to carry out the terms of any such agreements; (vii) any assignment, endorsement or transfer, in whole or in part, of the Obligations, whether made with or without notice to or consent of Guarantor; (viii) the recovery from Tenant or any other Person (including without limitation any other guarantor) becoming barred by any statute of limitations or being otherwise prevented (ix) the benefits of any and all applicable statutes, laws, rules or regulations which may require the prior or concurrent joinder of any other party to any action on this Guaranty; (x)  any release or other reduction of the Obligations arising as a result of the expansion, release, substitution, deletion, addition, or replacement (whether or not in accordance with the terms of the Lease) of the Premises or any portion thereof; or (xi) any neglect, delay, omission, failure or refusal of Landlord to take or prosecute any action for the collection or enforcement of any of the Obligations or to foreclose or take or prosecute any action in connection with any lien or right of security (including perfection thereof) existing or to exist in connection with, or as security for, any of the Obligations, it being the intention hereof that Guarantor shall remain liable as a principal on the Obligations notwithstanding any act, omission or event that might, but for the provisions hereof, otherwise operate as a legal or equitable discharge of Guarantor. Guarantor hereby waives all defenses of a surety to which it may be entitled by statute or otherwise.
5.    SUBORDINATION AND SUBROGATION. Until the full release and complete discharge of all of the Obligations, Guarantor hereby subordinates and postpones any claim or right against Tenant by way of subrogation or otherwise to any of the rights of Landlord under the Lease or otherwise, or in the Premises (or any portion thereof), which may arise by any of the provisions of this Guaranty or by reason of the performance by Guarantor of any of its Obligations hereunder. Guarantor shall look solely to Tenant for any recoupment of any payments made or costs or expenses incurred by Guarantor pursuant to this Guaranty. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and performed in full, Guarantor shall immediately deliver the payment to Landlord for credit against the then outstanding balance of the Obligations, whether matured or unmatured.
6.    REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor represents and warrants that:
A.    Guarantor is a company incorporated under the laws of the State of Ohio; has all requisite power and authority to enter into and perform its obligations under this Guaranty; and this Guaranty is valid and binding upon and enforceable against Guarantor, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, without the requirement of further action or condition.
B.    The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) contravene any applicable Laws, the organizational documents of Guarantor, if applicable, any order, writ, injunction, decree applicable to Guarantor, or any contractual restriction binding on or affecting Guarantor or any of its properties or assets, nor (ii) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties or assets.

C.    No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Guarantor of this Guaranty or any other instrument or agreement required hereunder.
D.    There is no action, suit or proceeding pending or, to Guarantor’s knowledge, threatened against or otherwise affecting Guarantor before any court or other governmental authority or any arbitrator that may materially adversely affect Guarantor’s ability to perform its obligations under this Guaranty.
E.    Guarantor’s principal place of business is Columbus, Ohio.
F.    Tenant is directly or indirectly owned and controlled by Guarantor.
G.    Guarantor has derived or expects to derive financial and other advantages and benefits directly or indirectly, from the making of the Lease and the payment and performance of the Obligations. Guarantor hereby acknowledges that Landlord will be relying upon Guarantor’s guarantee, representations, warranties and covenants contained herein.
7.    FINANCIAL STATEMENTS.
A.    Guarantor shall deliver to Landlord the following financial information: (a) on or before forty-five (45) days after the end of each of Guarantor’s first three (3) fiscal quarters in each fiscal year during the term of the Lease, unaudited financial statements for such fiscal quarter including a balance sheet, income statement, profit and loss statement, statement of cash flows and all other related schedules, prepared in accordance with GAAP and certified to be accurate and complete by Guarantor (or the Treasurer or other appropriate officer of Guarantor), and (b) on or before one hundred twenty (120) days after the end of each of Guarantor’s fiscal years during the term of the Lease, audited financial statements for such fiscal year including, without limitation, a balance sheet (together with all notes thereto), income statement, profit and loss statement, statement of annual cash flows, all in reasonable detail, prepared in accordance with GAAP and audited by any “Big Four” accounting firm. Notwithstanding the foregoing, so long as all such financial statements of Guarantor and other information required by this Section 7.A is publicly available via EDGAR or Guarantor’s website, Guarantor’s obligations to deliver financial reports pursuant to this Section 7.A shall be deemed to be satisfied.
B.    Guarantor shall also deliver or cause to be delivered to Landlord the reporting required under Section 30.B of the Lease in accordance with the terms thereof.
8.    NOTICES. Any consents, notices, demands, requests, approvals or other communications given under this Guaranty shall be in writing and shall be given as provided in the Lease, as follows or to such other addresses as either Landlord or Guarantor (as applicable) may designate by notice given to the other in accordance with the provisions of this Section 8:

If to Guarantor:	If to Landlord:

Big Lots, Inc.	c/o Blue Owl Real Estate Capital LLC
4900 East Dublin Granville Road	30 North LaSalle, Suite 4140
Columbus, OH 43081	Chicago, IL 60602
Attn: General Counsel	Attention: Asset Management
Email: RealEstateAM@blueowl.com
With a copy to:	With a copy to:

Vorys, Sater, Seymour and Pease LLP	Kirkland & Ellis LLP
52 East Gay Street	300 North LaSalle
Columbus, OH 43215	Chicago, Illinois 60654
Attn: Jacinto A. Núñez	Attention: David A. Rosenberg, P.C. & David P.
Email: janunez@vorys.com	Stanek
E-mail: david.rosenberg@kirkland.com & david.stanek@kirkland.com
9.    GOVERNING LAW; CONSENT TO JURISDICTION. Guarantor and Landlord hereby agree that this Guaranty and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts made and performed therein. Any legal suit, action or proceeding arising out of or relating to this Guaranty may be instituted in any federal court in the Northern District of Illinois or state court sitting in Cook County, State of Illinois, and Landlord and Guarantor each waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such federal district or county and state, and Landlord and Guarantor each hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.
10.    ESTOPPEL CERTIFICATE. Guarantor shall, from time to time within fifteen (15) days after receipt of Landlord’s request, execute, acknowledge and deliver to Landlord an estoppel certificate in the form attached to the Lease as Exhibit “D”. Such certificate may be relied upon by Landlord and any prospective purchaser, landlord or lender of all or a portion of the Premises (or any portion thereof).
12.     MISCELLANEOUS.
A.    Guarantor further agrees that Landlord may, without notice, assign this Guaranty in whole or in part to the extent permitted by the Lease. If Landlord disposes of its interest in the Lease in accordance with the Lease, “Landlord,” as used in this Guaranty, shall mean Landlord’s successors and assigns.
B.    Guarantor promises to pay all out of pocket costs of collection or enforcement incurred by Landlord in exercising any remedies provided for in the Lease or this Guaranty whether at law or in equity.
C.    If any portion of this Guaranty shall be deemed invalid, unenforceable or illegal for any reason, such invalidity, unenforceability or illegality shall not affect the balance of this Guaranty, which shall remain in full force and effect to the maximum permitted extent.
D.    The provisions, covenants and guaranties of this Guaranty shall be binding upon Guarantor and its, successors, and assigns (it being understood that, except as expressly provided otherwise in the Lease, Guarantor shall not have the right to assign its obligations under this Guaranty without the prior written consent of Landlord in Landlord’s sole and absolute discretion), and shall inure to the benefit of Landlord and its successors and assigns, and shall not be deemed waived or modified unless such waiver or modification is specifically set forth in writing, executed by Landlord or its successors and assigns, and delivered to Guarantor.
E.    Whenever the words “include,” “includes,” or “including” are used in this Guaranty, they shall be deemed to be followed by the words “without limitation,” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Guaranty shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.
F.    Each of the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in the Lease or this Guaranty.
G.    The Recitals set forth above are hereby incorporated by this reference and made a part of this Guaranty.
H.    Notwithstanding the provisions of Section 9 above, the following waivers regarding the laws of the State of California are given by such Guarantor out of an abundance of caution in the event the Guaranty is ever characterized as being governed by the laws of the State of California or this Guaranty is subject to interpretation under the laws of the State of California (but that it is not Landlord’s or Guarantor’s intention). Each Guarantor hereby waives all of its rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849 and 2850, and the second sentence of California Civil Code Section 2822(a). In addition, each Guarantor hereby waives any rights or defenses such Guarantor may have because Tenant’s obligations are or may be secured by real property or an estate for years, including, without limitation, any rights or defenses that are based upon, directly or indirectly, the application of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure to Tenant’s obligations.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Unconditional Guaranty of Payment and Performance effective as of the date first written above.

GUARANTOR:

BIG LOTS, INC., an Ohio corporation

By:
Jonathan Ramsden, Executive Vice President
and Chief Financial and Administrative Officer

STATE OF		)
COUNTY OF	FRANKLIN	)
    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Jonathan Ramsden, whose name as Executive Vice President and Chief Financial and Administrative Officer of Big Lots, Inc., an Ohio corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such Executive Vice President and Chief Financial and Administrative Officer and with full authority, executed the same voluntarily for and as the act of said corporation, acting in its capacity as Executive Vice President and Chief Financial and Administrative Officer of said corporation as aforesaid.

Given under my hand and official seal, this ______ day of ______, 2023.

Notary Public
AFFIX SEAL

My commission expires:

(Apple Valley, CA)

ACKNOWLEDGED AND AGREED:

LANDLORD:

BIG AVCA Owner LLC, a Delaware limited
liability company

By:
		Name:	Michael Reiter
		Title:	Authorized Representative

STATE OF	)
COUNTY OF	)

    I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Michael Reiter, whose name as Authorized Representative of BIG AVCA Owner LLC, a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such Authorized Representative and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as Authorized Representative of said limited liability company as aforesaid.

Given under my hand and official seal, this ______ day of August, 2023.

Notary Public
AFFIX SEAL

My commission expires:

(Apple Valley, CA)